EXHIBIT 10.3

STOCK CONTRIBUTION AND PURCHASE AGREEMENT
by and among
MICHAEL AURIEMMA, as Seller,
and
ROUNDTABLE ACQUISITION, LLC, as Buyer,
dated as of
June 26, 2019

i

Section 9.12 Counterparts.	67
Section 9.13 Attorney-Client Privilege; Continued Representation.	67

STOCK CONTRIBUTION AND PURCHASE AGREEMENT
This Stock Contribution and Purchase Agreement (this “Agreement”), dated as of June 26, 2019 (the “Effective Date”), is entered into by and between Michael Auriemma, an individual (the “Seller”), and Roundtable Acquisition, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value One Dollar ($1.00) per share (the “Shares”) of Auriemma Consulting Group, Inc., a New York corporation (the “Company”);
WHEREAS, following the consummation of the Restructuring, at the Closing, the Seller desires to contribute all of the Contributed Shares to Roundtable Equity Holdings, LLC, a Delaware limited liability company (“Parent”), and Parent desires to accept the Contributed Shares from the Seller upon the terms and subject to the conditions set forth herein; and
WHEREAS, following the consummation of the Restructuring, at the Closing, the Seller desires to sell the remaining portion (i.e., all of the Acquired Shares other than the Contributed Shares) of the Acquired Shares to Buyer, and Buyer desires to purchase such Shares from the Seller upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“ACA” has the meaning set forth in Section 3.16(j).
“Accounting Principles” means GAAP, except for the specific deviations from GAAP set forth on Section 3.06(b) of the Disclosure Schedules, consistently applied.
“Acquired Shares” means all of the outstanding Shares.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Business Employee” means each employee of the Company whose employment is primarily related to the U.S. Roundtables Business and is identified as a “Business Employee” in Section 3.17(d) of the Disclosure Schedules as an employee intended to remain with the Company immediately following the Closing (assuming his or her employment continues until then).
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” means a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.01.
“Buyer Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying and attaching (a) copies of Buyer’s Organizational Documents; (b) true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (c) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder by Buyer.
“Cash Purchase Price” has the meaning set forth in Section 2.02(b).
“Cash-to-Accrual Taxes” means the positive difference, if any, between (1) Taxes of Parent, Buyer, and/or the Company for a Post-Closing Tax Period taking into account all items of income, gain, loss, deductions, and adjustments attributable to the Cash-to-Accrual Method Change and (2) hypothetical Tax liability of Parent, Buyer, and/or the Company for such Post-Closing Tax Period, calculated by excluding all items of income, gain, loss, deductions, and adjustments attributable to the Cash-to-Accrual Method Change; provided that, clauses (1) and (2) shall be calculated by excluding the Reap Tax Credits and NYC NOL Carryover.
“Cash-to-Accrual Method Change” means the Company’s change from the cash method to the accrual method of accounting for income Tax purposes.
“Claim” has the meaning set forth in Section 3.13.
“Closing” has the meaning set forth in Section 2.04.
“Closing Cash” means, collectively, the aggregate amount of all cash and cash equivalents of the Company as of Closing, including all petty cash, in each case, determined as of the Reference Time on a basis consistent with the Accounting Principles; provided, that Closing Cash will (a) be calculated net of issued but uncleared checks and drafts, and (b) exclude (i) restricted cash, (ii) cash on deposit from third parties held by the Company, (iii) cash deposited with third parties, and (iv)

all cash held which is designated for use in connection with any cash collateralized letters of credit, performance bonds, surety bonds or similar arrangements.
“Closing Date” has the meaning set forth in Section 2.04.
“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing as determined in accordance with GAAP.
“Closing Payment” has the meaning set forth in Section 2.02(c).
“Closing Statement” has the meaning set forth in Section 2.05(b).
“Closing Statement Objection Notice” has the meaning set forth in Section 2.05(c).
“Closing Transaction Expenses” means all Transaction Expenses to the extent not paid in full immediately prior to the Closing, including the amounts payable to Portico Capital and Venable LLP.
“Closing Valuation” has the meaning set forth in Section 2.02(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Continuing Employee” has the meaning set forth in Section 5.05(a).
“Company Intellectual Property” means all Intellectual Property owned by the Company and used by the Company in connection with the U.S. Roundtables Business.
“Company IP Registrations” has the meaning set forth in Section 3.11(b).
“Company Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying and attaching copies of the Organizational Documents of the Company and that all such Organizational Documents are in full force and effect; and (b) true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Company authorizing Company’s execution, delivery and performance of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
“Confidential Information” means all confidential or proprietary information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the U.S. Roundtables Business or any of its vendors, suppliers, distributors, clients, customers, employees, independent contractors or other business relations. Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, the vendors, suppliers, distributors, clients, customers, employees, independent contractors or other business relations of the U.S. Roundtables Business and their confidential or proprietary information; (c) trade secrets, know‑how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information does not include any information that Seller can show (i) is generally available to and known by the public through no fault of Seller, any of his respective Affiliates or any of his respective Representatives, or (ii) is lawfully acquired by Seller, any of his respective Affiliates or any of his respective Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of March 11, 2019, between Levine Leichtman Capital Partners, LLC and the Company.
“Contribution Date” has the meaning set forth in the recitals.
“Control of Defense Conditions” has the meaning set forth in Section 7.03(a).
“Current Assets” means the aggregate amount of the Company’s accounts receivable (net of an allowance for doubtful accounts equal to Fifty Thousand Dollars ($50,000), which allowance shall be excluded from the calculation of the Target Working Capital) determined in accordance with the Accounting Principles and in a manner consistent with the illustrative calculation of Net Working Capital set forth on Exhibit A.
“Current Liabilities” means the aggregate amount of the Company’s accounts payable, accrued expenses, deferred revenue and other current liabilities (excluding any accrued bonus or accrued vacation liability), in each case, determined in accordance with the Accounting Principles and in a manner consistent with the illustrative calculation of Net Working Capital set forth on Exhibit A.
“D&O Tail Policy” has the meaning set forth in Section 5.07(a).
“Data Security Laws” means all Laws relating to (a) the protection of Personal Information or Confidential Information, and (b) data security or breach notification, penalties and compliance with orders, including Laws concerning the reporting of cybersecurity incidents and data breaches.
“Data Security Policies” means each external written notice or policy of the Company relating to data security.
“Dataroom” means the electronic documentation site entitled Project Blue Mountain established by Intralinks on behalf of Seller.
“Direct Claim” has the meaning set forth in Section 7.03(b).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Item” has the meaning set forth in Section 2.05(c).
“Dollars” or “$” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 8.01(b)(ii).
“Earnout Opportunity” has the meaning set forth in Section 5.13(b).
“Effective Date” has the meaning set forth in the preamble.
“Employees” means those Persons employed by the Company as of immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, indenture, claim, easement, option, restriction, encroachment or other encumbrance.
“Enterprise Value” has the meaning set forth in Section 2.02(c).
“Entity Representative” has the meaning set forth in Section 7.05(g).
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Percentage” shall equal a percentage equal to (x) the aggregate amount of equity capital contributed (directly or indirectly) to Parent by EquityCo as of the Closing, divided by (y) the sum of (i) the aggregate amount of equity capital contributed (directly or indirectly) to Parent by EquityCo and (ii) the aggregate principal amount of subordinated notes issued to Roundtable Debtco, LLC pursuant to the Subordinated Note Purchase Agreement owned (directly or indirectly) as of the Closing. For clarity and the avoidance of doubt, clause (ii) in the foregoing sentence shall not include the value of the Seller Mezzanine and is the intent and understanding of the parties that the use of the “Equity Percentage” formula will result in the same mix of equity and subordinated debt for Rollover Seller as will be invested (directly or indirectly) by EquityCo and Roundtable Debtco, LLC in the Company.
“EquityCo” means USR Strategic Capital EquityCo, LLC, a Delaware limited liability company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity which is treated as a single employer with the Company pursuant to Section 414 of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC.
“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date among the Escrow Agent, Buyer and Seller, substantially in the form attached hereto as Exhibit B.
“Escrow Amount” means Four Hundred Thousand Dollars ($400,000).
“Escrow Funds” shall have the meaning set forth in Section 2.05(d).
“Estimated Closing Cash” has the meaning set forth in Section 2.05(a)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(a)(i).
“Estimated Closing Statement” has the meaning set forth in Section 2.05(a)(i).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.05(a)(i).
“Estimated Closing Valuation” has the meaning set forth in Section 2.02(c).
“Estimated Working Capital” has the meaning set forth in Section 2.05(a)(i).
“Excess Amount” has the meaning set forth in Section 2.05(d).

“Fraud” means a misrepresentation constituting an actual and intentional fraud (as opposed to any type of negligence or recklessness) under applicable governing Law.
“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Title), Section 3.03 (Organization, Authority and Qualification of the Company), Section 3.04 (Capitalization), Section 3.05 (Noncontravention), Section 3.18 (Taxes), Section 3.21 (Restructuring; Affiliate Transactions) and Section 3.22 (Brokers).
“GAAP” means United States generally acceptable accounting principles as in effect on December 31, 2018.
“Governmental Authority” means the United States or any federal, state, local, provincial or foreign government or political subdivision thereof, or any agency, authority or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, commission or tribunal of any of the foregoing.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, assessment or award of any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indebtedness” means with respect to the Company at a particular time, without duplication, the aggregate amount of the following: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the deferred purchase price of assets, property, goods or services, including without limitation any earn-out, seller note or similar payment obligation, and with respect to any conditional sale, title retention, consignment or similar arrangements (other than trade payables incurred in the ordinary course of business); (d) any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any guaranty of payment or other obligation of payment in respect of indebtedness for borrowed money of a Person other than the Company; (f) any obligation to pay (i) amounts under a lease of personal property, (ii) any purchase money and/or (iii) any vendor financing, in each case, which is required to be classified as a capital lease in accordance with GAAP; (g) any indebtedness secured by an Encumbrance on a Person’s assets; (h) all obligations under acceptance credit, letters of credit or similar facilities; (i) all loans or advances received from, or other amounts owed to, Seller or any Affiliate of Seller; (j) Taxes due and payable of the Company for Pre-Closing Tax Periods that are known and quantifiable; and (k) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (i) above, including, in each case, accrued and unpaid interest on any of the foregoing and all breakage costs, premiums, penalties, charges, fees, costs, expenses and other amounts, in each case to the extent due and payable, in connection with the payment and satisfaction in full of such obligations.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Independent Accounting Firm” means RSM US LLP, provided that if such firm declines to be retained or is otherwise unable to resolve the dispute, another nationally‑recognized, independent accounting firm reasonably acceptable to Buyer and Seller.
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” has the meaning set forth in Section 3.11(a).
“Invoices” has the meaning set forth in Section 2.05(a)(iii).
“IRS” means the Internal Revenue Service.
“IT Systems” has the meaning set forth in Section 3.11(n).
“Key Customers” has the meaning set forth in Section 3.19(a).
“Key Vendors” has the meaning set forth in Section 3.19(b).
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means (i) the actual knowledge of Mike Viola and Marc Sacher with respect to the matter at issue, and (ii) the knowledge of Seller and Tom LaMagna after reasonable inquiry of such individual’s direct reports with respect to the matter at issue.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leases” has the meaning set forth in Section 3.10(a).
“License Agreements” has the meaning set forth in Section 3.11(c).
“Losses” means all losses, damages, liabilities, assessments, levies, fines, penalties, payments, awards, Taxes, judgments, interest, costs and expenses, including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses.
“Material Adverse Effect” means an effect, change, event, circumstance, occurrence, state of facts or development that is, or could reasonably expected to be, materially adverse to the business, assets, liabilities, financial condition, operations or operating results of the U.S. Roundtables Business or the ability of Seller to consummate the transactions contemplated by this Agreement, other than any effect, change, event, circumstance, occurrence, state of facts or development arising or resulting from: (a) general business or economic conditions affecting the industries in which the Company operates (provided that such conditions do not affect the Company in a materially disproportional manner); (b) political or social conditions in the United States or any other geographic region in which the Company operates (provided that such conditions do not affect the Company in a materially disproportional manner), including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in Law; or (e) the identity of Buyer or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby; provided, that the exceptions in clauses (a)-(d) above shall apply only to the extent such effect, change, event, circumstance, occurrence, state of facts or development referred to in such exception does not have a disproportionate impact on the Company or the U.S. Roundtables Business relative to other Persons operating in the industries in which the Company operates.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Net Working Capital” means Current Assets minus Current Liabilities, in each case, determined as of the Reference Time in accordance with the Accounting Principles and in a manner consistent with the illustrative calculation of Net Working Capital set forth on Exhibit A; provided, that, except as specifically set forth herein or therein, any Closing Cash, current Tax assets and liabilities, deferred Tax assets and liabilities, Closing Indebtedness or Closing Transaction Expenses will be excluded from the computation of Net Working Capital.
“NewCo” means Aseage, LLC, a Delaware limited liability company.
“NewIPCo” means Michiamo, LLC, a Delaware limited liability company.
“New Platform” has the meaning set forth in Section 5.20(b).
“Non-Tax Agreement” means any agreement not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).
“NYC NOL Carryover” means the excess, if any, of (a) the net operating loss, for New York City income Tax purposes, of the Company for a hypothetical taxable period that ends on the Closing Date and (b) the net operating loss, for New York City income Tax purposes, of the Company for a hypothetical taxable period that ends on the Closing Date, calculated by excluding the NYC Tax Deductions.
“NYC Tax Deductions” means, without duplication, to the extent deductible, for New York City income Tax purposes, by the Company in a Tax period that includes the Closing Date, the transaction bonuses made by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.
“Objection Period” has the meaning set forth in Section 2.05(c).
“Officer” has the meaning set forth in Section 5.07(a).

“Organizational Documents” means the certificate of incorporation, articles of organization, limited liability company agreement or bylaws of any Person, as applicable.
“Parent” has the meaning set forth in the Recitals.
“Parent LLC Agreement” means the Limited Liability Agreement of Parent to be entered into on the Closing Date by and among Parent, Seller and the other parties thereto, substantially in the form attached hereto as Exhibit D.
“Pay-Off Letters” has the meaning set forth in Section 2.05(a)(ii).
“PEO” means Extensis or other professional employer organization.
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(b).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means information (i) that relates to, or can reasonably be linked to, an identified or identifiable individual, or (ii) for which receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, transfer, destruction or disposal is governed by applicable Privacy Laws.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion after the Closing Date for any Straddle Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Pre-Closing Taxes” means, without duplication, (a) Taxes of the Company for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (c) the costs of preparing, amending or defending any Tax Return for a Pre-Closing Tax Period, provided that, any such amounts for any Tax Return for a Straddle Period shall be allocated to the Pre-Closing Tax Period using the methodology set forth in Section 5.15(d), (d) any and all Taxes of any person imposed on the Company as a transferee or successor, by contract (for Taxes imposed by contract, only Taxes for a Pre-Closing Tax Period) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (e) Taxes attributable to the Restructuring, (f) Cash-to Accrual Taxes, and (g) interest, fines, and penalties of the Company for its failure to file FinCEN Form 114, Report of Foreign Bank and Financial Accounts (FBAR) for Pre-Closing Tax Periods (but excluding, in each case, any Taxes of the Company that are imposed as a result of any action or transaction occurring on the Closing Date but after the Closing as a result of a non-ordinary course transaction and not attributable to the transactions contemplated under this Agreement).

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, transfer (including cross-border transfer), destruction or disposal of Personal Information.
“Privacy Policies” means each external written notice or policy of the Company, including all privacy policies published on the Company’s websites pertaining to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, transfer (including cross-border transfer), destruction, disposal or other processing of any Personal Information.
“Privileged Communications” has the meaning set forth in Section 9.13.
“Purchase Price” has the meaning set forth in Section 2.02(a).
“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).
“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by AIG Specialty Insurance Company for the benefit of Buyer as the named insured, substantially in the form attached hereto as Exhibit E.
“Reap Tax Credits” means carryforward of the Company’s New York City Relocation and Employment Assistance Program income Tax credit from a Pre-Closing Tax Period to a Post-Closing Tax Period.
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Reference Time” means 12:01 a.m., Eastern time, on the Closing Date; provided, that the Reference Time (for Tax purposes only) is subject to adjustment pursuant to Section 5.15(e).
“Related Person” means without duplication, (a) Seller, (b) any Affiliate of the Company or Seller, and (c) any employee, officer, director, manager, equity holder, partner or member of any of the foregoing Persons.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Claims” has the meaning set forth in Section 5.17.
“Releasee” has the meaning set forth in Section 5.17.
“Releaser” has the meaning set forth in Section 5.17.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business or entity which (i) engages in the U.S. Roundtables Business as presently conducted or proposed to be conducted as of the Effective Date, or (ii) otherwise competes with or is a replacement or substitute for the U.S. Roundtables Business as presently conducted or proposed to be conducted as of the Effective Date.
“Restricted Period” has the meaning set forth in Section 5.18(b).
“Restructuring” means that certain transaction whereby: (a) the Company caused or shall cause NewCo to be formed as a wholly-owned subsidiary of the Company; (b) the Company shall transfer, assign and convey to NewCo, and NewCo shall accept from the Company, the Spun-Out Assets and the Liabilities arising out of such Spun-Out Assets; (c) the Company shall distribute all of the equity in NewCo to the Seller; and (d) the Company and NewCo shall enter into modifications with, and NewCo will provide reasonable assurances to, certain counter-parties to the Shared Contracts if required by such counter-parties in a manner mutually agreeable to Buyer and Seller, so that upon the consummation of the Restructuring, other than as contemplated by Section 5.19, the Company owns and holds only the U.S. Roundtables Business and its associated assets and Liabilities; provided, that, for the avoidance of doubt, nothing in the foregoing clause (d) shall be deemed to be a condition precedent to the Closing of either Buyer or Seller.
“Rollover Interests” means an aggregate amount of Class A Units (as defined in the Parent LLC Agreement) of Parent issued to the Seller, at a price equal to $1,000 per Class A Unit, in exchange for the Contributed Shares in accordance with the terms of the Subscription Agreement.
“Rollover Value Amount” equals the product obtained from multiplying (i) $10,600,000, by (ii) the Equity Percentage.
“RWI Deductible” has the meaning set forth in Section 7.05(b).
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” means a certificate, dated the Closing Date and duly executed by Seller, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) has been satisfied.
“Seller Indemnified Parties” has the meaning set forth in Section 7.02.
“Seller Mezzanine Note” means a subordinated note, in the form attached as Exhibit G hereto, issued by Buyer to Seller in the aggregate principal amount equal to the Seller Mezzanine Note Amount.
“Seller Mezzanine Note Amount” equals (i) $10,600,000, minus (ii) the Rollover Value Amount.
“Shares” has the meaning set forth in the recitals.
“Shared Contracts” means certain Contracts identified on Section 3.09(a) of the Disclosure Schedules containing provisions relating to both the U.S. Roundtables Business and certain of the Spun-Out Assets.

“Shortfall Amount” has the meaning set forth in Section 2.05(d).
“Software” means any and all (a) computer software and firmware (in object code or source code format), (b) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (c) databases, compilations and computations, including any and all data and collections of data, (d) descriptions, schematics, flow charts and other specifications related to the design, development or maintenance of any of the foregoing, (e) documentation, including user manuals and training materials, relating to any of the foregoing, and (f) the content and information contained in any website.
“Specified Shared Contracts” means the Shared Contracts set forth on Section 1.01(a) of the Disclosure Schedules and any Shared Contract entered into between the Effective Date and the Closing Date that the Seller adds to Section 1.01(a) of the Disclosure Schedules.
“Spun-Out Assets” means all of the assets and business lines of the Company other than the U.S. Roundtables Business, including the UK Subsidiary, and the business lines of the Company known as Partnerships, Research and Finance, and non-U.S. Roundtables.
“Spun-Out Business Services” has the meaning set forth in Section 5.19(b).
“Spun-Out Sites” has the meaning set forth in Section 5.20(b).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Straddle Period Tax Returns” has the meaning set forth in Section 5.15(b).
“Subordinated Note Purchase Agreement” means that certain Senior Subordinated Note Purchase Agreement, dated as of the Closing Date, by and among the Company, Roundtable Debtco, LLC, and the other Persons parties thereto from time to time, as amended, modified, supplemented or restated from time to time.
“Subscription Agreement” has the meaning set forth in Section 2.03(c)(vi).
“Target Working Capital” means negative Two Million Dollars (-$2,000,000).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, registration, profits, license, service, service use, withholding, payroll, employment, escheat, unclaimed property, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, and any other tax of any kind whatsoever, and customs, duties or other fees, assessments or charges in the nature of taxes, together with any interest, fines, additions or penalties with respect thereto.

“Third-Party Claim” means any Claim by a Person (other than an Indemnified Party) against any Indemnified Party or to which any Indemnified Party is subject.
“Trademark License Agreement” means that certain Trademark Assignment and License Agreement to be entered into on the Closing Date by and among the Company, NewCo and the other parties thereto, substantially in the form attached hereto as Exhibit H.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Subscription Agreement and the certificates to be delivered at Closing pursuant to the terms of this Agreement.
“Transaction Expenses” means, without duplication, the aggregate amount of (a) all fees, commissions, costs and expenses incurred by the Company or Seller (to the extent the Company pays or is obligated to pay such fees and expenses incurred by Seller), including (i) all brokerage or finders’ fees or agents’ commissions or any similar charges, (ii) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties, (iii) any transaction, incentive or stay bonus or severance, termination, equity incentive based, “phantom” equity, stock appreciation rights or change of control payment payable to any Person by the Company as a result of the consummation of the transactions contemplated by this Agreement, (b) any other liabilities or obligations for (i) employee bonuses or commissions unpaid as of the Closing Date (even if such bonus or commission obligations are not accrued), (ii) any amounts owed to Marc Sacher, including, but not limited to, payments under his existing employment agreement due and payable as a result of the Closing, (iii) special bonuses, profit sharing distributions, Company-funded 401k distributions, or any similar types of incentive arrangements offered by the Company, (iv) post-termination of employment payments that become due and payable as a result of the consummation of the transactions contemplated by this Agreement, and (v) the employer’s share of any payroll Taxes attributable to any amounts described in the immediately preceding clauses (i)-(iv) treated as wages payable and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to any such payments (but only to the extent the Company is required to make such gross-up or make whole payments pursuant to a written agreement entered into by the Company prior to the Closing), and (c) fifty percent (50%) of the premium for the D&O Tail Policy, which 50% portion shall not exceed $6,000; provided, that Transaction Expenses shall not include any amount included in the calculation of Net Working Capital or Closing Indebtedness (in each case, in accordance with the respective definitions thereof).
“Transfer Taxes” has the meaning set forth in Section 5.15(a).
“Transition Services Agreement” means a transition services agreement in form and substance as attached as Exhibit F hereto.
“UK Subsidiary” means Auriemma Consulting UK Limited, a wholly-owned subsidiary of the Company.
“USRB Financials” has the meaning set forth in Section 3.06(a).
“U.S. Roundtables Business” means U.S. industry roundtables business of the Company as contributing to, and contemplated in, Section 1.01(c) of the Disclosure Schedules.
“VIZOR License Agreement” has the meaning set forth in Section 5.20(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Website Transition Period” has the meaning set forth in Section 5.20(b).
ARTICLE II
CONTRIBUTION, PURCHASE AND SALE
Section 2.01    Contribution and Sale of Acquired Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date: (i) Parent shall acquire from the Seller, and the Seller shall contribute, convey, assign, transfer and deliver to Parent, the portion of the Acquired Shares (free and clear of any Encumbrance) indicated on Schedule 2.01 (the “Contributed Shares”) in exchange for the Rollover Interests (the “Equity Contribution”), and (ii) immediately following the consummation of the Equity Contribution, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, the remaining portion (i.e., all of the Acquired Shares other than the Contributed Shares) of the Acquired Shares (free and clear of any Encumbrance or restriction on transfer) indicated on Schedule 2.01 (the “Purchased Shares”) in exchange for the Cash Purchase Price plus the Seller Mezzanine Note.
Section 2.02    Purchase Price for Acquired Shares.
(a)    Subject to and in accordance with the terms and conditions set forth herein, the aggregate purchase price for the Acquired Shares shall be an amount equal to (i) the Cash Purchase Price, plus (ii) the Seller Mezzanine Note Amount received in respect of the issuance by the Buyer of the Seller Mezzanine Note to the Seller plus (iii) the Rollover Value Amount received in respect of the issuance by the Parent of the Rollover Interests to the Seller (collectively, the “Purchase Price”).
(b)    For the purpose of this Agreement, the term “Cash Purchase Price” means an amount equal to (i) the Enterprise Value, minus (ii) the Closing Transaction Expenses, minus (iii) the Closing Indebtedness, plus (iv) the Closing Cash, plus (v) the amount by which the Net Working Capital exceeds the Target Working Capital, minus (vi) the amount by which the Target Working Capital exceeds the Net Working Capital (in each case, with respect to the foregoing clauses (ii)-(vi), as finally determined pursuant to Section 2.05(c)) (the foregoing clauses (i)-(vi), the “Closing Valuation”), minus (vii) the Seller Mezzanine Note Amount, minus (viii) the Rollover Value Amount.
(c)    The amount to be paid to Seller at the Closing for the Acquired Shares (the “Closing Payment”) shall be an amount equal to (i) Fifty Three Million Dollars ($53,000,000) (the “Enterprise Value”), minus (ii) the Estimated Closing Transaction Expenses, minus (iii) the Estimated Closing Indebtedness, plus (iv) the Estimated Closing Cash, plus (v) the amount by which the Estimated Working Capital exceeds the Target Working Capital, minus (vi) the amount by which the Target Working Capital exceeds the Estimated Working Capital (the foregoing clauses (i)-(vi), the “Estimated Closing Valuation”), minus (vii) the Seller Mezzanine Note Amount, minus (viii) the Rollover Value Amount, minus (ix) the Escrow Amount.
Section 2.03    Closing Actions and Deliverables.

(a)    At the Closing, Buyer shall:
(i)    pay the Closing Payment by wire transfer of immediately available funds to an account of Seller designated in writing by Seller;
(ii)    deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, which amount will be held for the purpose of securing the obligations of Seller under Section 2.05(d) and invested and disbursed in accordance with the terms of the Escrow Agreement;
(iii)    pay, in accordance with the Pay-Off Letters, all Estimated Closing Indebtedness identified on Section 2.05(a)(ii) of the Disclosure Schedules, by wire transfer of immediately available funds pursuant to the Pay-Off Letters;
(iv)    pay in full all of the Estimated Closing Transaction Expenses, (A) with respect to compensation to any current or former employee of the Company, through the payroll system of the Company less applicable withholding Taxes (as applicable and in no event later than the next payroll period in which such payment can be reasonably processed), or (B) with respect to any other Person, by wire transfer of immediately available funds in accordance with the Invoices;
(v)    issue the Seller Mezzanine Note by Buyer to the Seller; and
(vi)    cause Parent to issue to the Seller the Rollover Interests.
(b)    At the Closing, Buyer shall also deliver to Seller the following, each in form and substance reasonably satisfactory to Seller:
(i)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent, which shall be in full force and effect as of the Closing;
(ii)    the Buyer Closing Certificate;
(iii)    the Buyer Secretary’s Certificate;
(iv)    the Transition Services Agreement, duly executed by Buyer;
(v)    the Subscription Agreement related to the Rollover Interests, duly executed by Parent; and
(vi)    the Trademark License Agreement, duly executed by a post-closing officer of the Company; and
(vii)    the Parent LLC Agreement, duly executed by Parent.
(c)    At the Closing, Seller shall deliver to Buyer the following, each in form and substance reasonably satisfactory to Buyer:

(i)    stock certificates evidencing assignments of the Contributed Shares to Parent and the Purchased Shares to the Buyer, in each case, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;
(ii)    the Escrow Agreement, duly executed by Seller, which shall be in full force and effect as of the Closing;
(iii)    the Seller Closing Certificate;
(iv)    the Company Secretary’s Certificate;
(v)    the Transition Services Agreement, duly executed by the Seller;
(vi)    the contribution and subscription agreement pursuant to which Parent will issue the Rollover Interests to the Seller, in the form attached hereto as Exhibit C (the “Subscription Agreement”), duly executed by the Seller;
(vii)    a counterpart signature page to the Parent LLC Agreement, duly executed by Seller;
(viii)    a duly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2 certifying Seller’s non-foreign status, duly executed by Seller;
(ix)    duly executed copies of the agreements and other documents evidencing and effecting the Restructuring, which shall be in substantially the form as attached to Schedule 3.21(b);
(x)    a closing bonus acknowledgement and general release of claims, duly executed by (i) Marc Sacher and (ii) each Business Employee receiving any an transaction bonus, change of control or similar payment as defined in clause (a)(iii) of the definition of Transaction Expenses;
(xi)    a CD-ROM containing all of the material that has been made available to Buyer through the Dataroom; and
(xii)    the Trademark License Agreement, duly executed by NewCo and NewIPCo.
Section 2.04    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Venable LLP, located at Rockefeller Center, 1270 Avenue of the Americas, 24th Floor, New York, NY 10020, two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or such other place or other date as Buyer and Seller may mutually agree; provided that in no event shall the Closing occur prior to the date which is ten (10) Business Days following the date of this Agreement. The parties hereto intend that the Closing be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization of their release at the Closing by the delivering party (or its outside counsel). The Closing will be deemed to occur as of the Reference Time and the date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.05    Purchase Price Adjustments.
(a)    At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer:
(i)    a statement in writing (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (A) the Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), (B) the Closing Indebtedness (“Estimated Closing Indebtedness”), (C) the Closing Cash (“Estimated Closing Cash”), (D) the Net Working Capital (“Estimated Working Capital”) and (E) the resulting calculation of the Estimated Closing Valuation and the Closing Payment;
(ii)    pay-off letters (the “Pay-Off Letters”) with respect to the Estimated Indebtedness identified on Section 2.05(a)(ii) of the Disclosure Schedules (each of which shall (A) include wire instructions for delivery of the applicable pay-off amount set forth therein, (B) provide for the release and discharge, subject to the receipt of the applicable pay-off amount, of all Encumbrances, security interests and guarantees related to such Indebtedness, and (C) authorize Buyer to file terminations evidencing such release and discharge upon delivery of the applicable pay-off amount); provided, that, for the avoidance of doubt, the Company shall be fully-released at the Closing of any Encumbrances, security interests and guarantees in favor of HSBC; and
(iii)    invoices (the “Invoices”) for all Estimated Closing Transaction Expenses to be paid by Buyer at the Closing pursuant to Section 2.03(a)(iv) (each of which shall include wire instructions for delivery of the applicable amount set forth therein).
(b)    As soon as practicable (and in any event within ninety (90) days following the Closing Date), Buyer shall prepare and deliver to Seller a statement in writing (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculations of (A) the Closing Transaction Expenses, (B) the Closing Indebtedness, (C) the Closing Cash, (D) the Net Working Capital and (E) the resulting calculation of the Closing Valuation and the Cash Purchase Price. The Closing Statement shall be prepared in a manner consistent with the Accounting Principles and in accordance with the definitions set forth in this Agreement.
(c)    The Closing Statement and each of the components thereof shall be final, binding and conclusive on the parties hereto unless Seller provides written notice of any objections thereto to Buyer within thirty (30) days after Seller’s receipt of the Closing Statement (such thirty (30)-day period, the “Objection Period”), which objection notice must specifically identify in reasonable detail each item or amount in the Closing Statement disputed by Seller (a “Disputed Item”), the basis for such dispute and Seller’s proposed calculation of each Disputed Item (a “Closing Statement Objection Notice”). If Seller does not deliver a Closing Statement Objection Notice within the Objection Period, then the Closing Statement shall be deemed irrevocably accepted and agreed to by Seller in its entirety and shall not be subject to dispute, review or change. If Seller delivers a Closing Statement Objection Notice within the Objection Period, then Buyer and Seller shall attempt to resolve each Disputed Item during the thirty (30)-day period following Seller’s delivery of such Closing Statement Objection Notice, and each item or amount in the Closing Statement which is not a Disputed Item shall be deemed irrevocably accepted and agreed to by Seller and shall be final, binding and conclusive on the parties and shall not be subject to dispute, review or change. If Buyer and Seller are unable to resolve any Disputed Item set forth in the Closing

Statement Objection Notice within such thirty (30)-day period, then Seller and Buyer shall, within fifteen (15) days, engage the Independent Accounting Firm to render a binding opinion resolving each unresolved Disputed Item in accordance with the provisions of this Agreement. Buyer and Seller will (i) within ten (10) Business Days of engaging the Independent Accounting Firm, deliver to the Independent Accounting Firm (with a copy concurrently delivered to the other party) a written statement setting forth such party’s calculation of each unresolved Disputed Item and the amount thereof, (ii) cooperate with the Independent Accounting Firm and provide to the Independent Accounting Firm such information as the Independent Accounting Firm may reasonably request, (iii) use commercially reasonable efforts to cause the Independent Accounting Firm to resolve such Disputed Items no later than thirty (30) days from engagement of the Independent Accounting Firm, and (iv) instruct the Independent Accounting Firm to set forth in a written statement its determination of such unresolved Disputed Items and the resulting calculation of the Cash Purchase Price based upon such determination and the items and amounts set forth in the Closing Statement that were not Disputed Items submitted to the Independent Accounting Firm. In connection with the resolution of the unresolved Disputed Items, the Independent Accounting Firm shall be given access to all documents, records, work papers, facilities and personnel of the Company, Buyer and Seller as it requests and as is reasonably necessary to resolve such Disputed Items. The Independent Accounting Firm shall review the submissions of Buyer and Seller and base its determination solely on such submissions and the documents it requested and were provided to it by the parties (i.e., not on the basis of an independent review and testimony). The scope of disputes to be resolved by the Independent Accounting Firm shall be limited to whether the Disputed Items submitted to the Independent Accounting Firm were properly calculated in accordance with the terms of this Agreement and the Independent Accounting Firm shall apply the provisions of this Section 2.05 to such Disputed Items, and shall not have any authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. No party nor any of their respective representatives or Affiliates shall have any ex parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the prior written consent of Buyer and Seller. In resolving the unresolved Disputed Item, the Independent Accounting Firm may not assign a value to any such Disputed Item that is greater than the highest value for such Disputed Item claimed by Buyer or Seller, or less than the lowest value for such Disputed Item claimed by Buyer or Seller. Unless the determination by the Independent Accounting Firm is the result of Fraud by either party or the Independent Accounting Firm, or manifest error by the Independent Accounting Firm, the determination of the Independent Accounting Firm shall be deemed final, binding and non-appealable by all of the parties hereto and not subject to dispute, review or change, and shall be enforceable by a court of competent jurisdiction. Any expense of Buyer or its accountants or other representatives incurred in connection with the resolution of such unresolved Disputed Items by the Independent Accounting Firm will be borne exclusively by Buyer, and any expense of Seller or his accountants or other representatives incurred in connection with the resolution of such unresolved Disputed Items by the Independent Accounting Firm will be borne exclusively by Seller. Each party shall bear its own costs and expenses in connection with the resolution of such unresolved Disputed Items by the Independent Accounting Firm. Any fees, costs and expenses of the Independent Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, so that the amount of such fees, costs and expenses paid by Buyer (with the remainder of such amount being paid by Seller) shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees, costs and expenses of the Independent Accounting Firm, and where (B) is a fraction, the numerator of which is the aggregate amount of the unresolved Disputed Items submitted to the Independent Accounting Firm that is ultimately unsuccessfully disputed by Seller (as determined by the Independent Accounting Firm) and the denominator of which is the aggregate amount of the unresolved Disputed Items submitted to the Independent Accounting Firm.
(d)    If the Estimated Closing Valuation exceeds the Closing Valuation (as finally determined pursuant to Section 2.05(c)) (such excess, the “Excess Amount”), then (i) Buyer and Seller shall jointly instruct the Escrow Agent to release to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the lesser of (A) the Excess Amount and (B) the amount of the then-remaining Escrow Funds, (ii) to the extent the Excess Amount exceeds the then-remaining Escrow Funds, Seller will have the obligation to pay an amount equal to such excess to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, and (iii) to the extent there are Escrow Funds remaining after the payment to Buyer set forth in clause (i) above, Buyer and Seller shall jointly instruct the Escrow Agent to release such remaining Escrow Funds to Seller, by wire transfer of immediately available funds to an account designated by Seller. If the Closing Valuation (as finally determined pursuant to Section 2.05(c)) exceeds the Estimated Closing Valuation (such excess, the “Shortfall Amount”), then (x) Buyer will pay, or cause the Company to pay, to Seller, by wire transfer of immediately available funds to an account designated by Seller, the Shortfall Amount, and (y) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller, by wire transfer of immediately available funds to an account designated by Seller, all of the then-remaining Escrow Funds. Any amount to be paid pursuant to this Section 2.05(d) will be paid within three (3) Business Days of the final determination of the Closing Valuation pursuant to Section 2.05(c) and will be treated as an adjustment to the Closing Payment for all purposes. As used herein, “Escrow Funds” means the Escrow Amount, plus all interest and earnings earned from the investment and reinvestment thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
Section 3.01    Organization and Authority of Seller. Seller has the requisite power and authority to enter into the Transaction Documents to which Seller is or will be a party, to carry out Seller’s obligations thereunder and to consummate the transactions contemplated thereby. This Agreement has been, and the other Transaction Documents to which Seller will be a party, will be at the Closing, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and when executed at the Closing the other Transaction Documents to which Seller will be a party will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.02    Title. Seller owns, beneficially and of record, the Acquired Shares free and clear of all Encumbrances (other than transfer restrictions arising under securities Laws generally). Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Seller free and clear of all Encumbrances (other than transfer restrictions arising under securities Laws generally).

Section 3.03    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing is not material to the operation of the U.S. Roundtables Business. All corporate actions taken or to be taken by the Company in connection with the transactions contemplated by this Agreement have been, or will be prior to the Closing, duly authorized or ratified by all necessary corporate action of the Company.
Section 3.04    Capitalization.
(a)    The authorized capital stock of the Company consists of One Hundred (100) shares of common stock, par value One Dollar ($1.00), of which One Hundred (100) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.
(b)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares of the Company.
(c)    As of the date hereof, other than the UK Subsidiary, NewCo and NewIPCo, the Company does not own or control, directly or indirectly, or otherwise have any interest in any units, shares or other ownership interest in, any other Person.
(d)    As of immediately prior to the Closing, the Company will not own or control, directly or indirectly, or otherwise have any interest in any units, shares or other ownership interest in, any other Person.
Section 3.05    Noncontravention. None of the execution, delivery or performance by Seller of the Transaction Documents to which he is a party, nor the consummation of the transactions contemplated thereby, will (a) conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of the Company, (b) assuming the receipt, delivery and/or filing of each consent, approval, authorization, Permit, Governmental Order, declaration, filing and notice set forth on Section 3.05 of the Disclosure Schedules, violate or result in a breach of or constitute a default under any Law, or under any Governmental Order to which the U.S. Roundtables Business, Seller or any of their respective properties or assets is subject, (c) assuming the receipt, delivery and/or filing of each consent, approval, authorization, Permit, Governmental Order, declaration, filing and notice set forth on Section 3.05 of the Disclosure Schedules, conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the U.S. Roundtables Business or Seller under, or result in a loss of any material benefit to which the U.S. Roundtables Business or Seller is entitled under, any unexpired, undischarged or unsatisfied Material Contract; or (d) result in the creation of any Encumbrance upon any of the properties or assets of the U.S. Roundtables Business or Seller. No consent, approval, authorization, Permit or Governmental Order of, declaration or filing with, or notice to, any Governmental Authority or other third Person is required by or with respect to Seller or the U.S. Roundtables Business in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, except for such filings as are set forth in Section 3.05 of the Disclosure Schedules.
Section 3.06    Financial Condition.
(a)    Attached as Schedule 3.06(a) of the Disclosure Schedules hereto are copies of (i) the reviewed balance sheet of the Company (inclusive of U.S. Roundtables Business and the Spun-Out Assets) as of December 31, 2017, December 31, 2018 and March 31, 2019, and the related reviewed statements of income and cash flows for the fiscal years 2017 and 2018 and the three month period ending March 31, 2019 (collectively, the “Auriemma Group Financial Statements”), and (ii) a statement of all material current assets and current liabilities of the U.S. Roundtables Business, as of March 31, 2019 and the related statements of income for the fiscal years 2017 and 2018 and the three month period ending March 31, 2019 (together, the “USRB Financials”).
(b)    The Auriemma Group Financial Statements are complete, accurate, and fairly present, in all material respects, the financial position, assets and liabilities of the Company and results of operations of the Company, as of the respective dates thereof and for the periods indicated therein. The Auriemma Group Financial Statements have been prepared in accordance with GAAP as in effect at the date to which they were prepared, except as set forth on Schedule 3.06(b) of the Disclosure Schedules.
(c)    The USRB Financials are derived from the Auriemma Group Financial Statements and presents fairly all material current assets and current liabilities of the U.S. Roundtables Business, as of the dates presented therein, and the results of operations of the U.S. Roundtables Business for the periods covered by the USRB Financials, as of the dates presented therein. The USRB Financials are prepared in accordance with GAAP, except (x) as set forth on Schedule 3.06(c) of the Disclosure Schedules and (y) the economic entity assumption (i.e., not all expenses of the U.S. Roundtables Business are separately identifiable from the Company taken as a whole, but where such expenses relate to the Company taken as a whole, a good faith best estimate of allocations has been made, so as to present a materially accurate view of the results of operations of the U.S. Roundtables Business, as if the U.S. Roundtables Business were a standalone entity); provided that, notwithstanding the foregoing, there may be additional costs required to operate the U.S. Roundtables Business as a standalone enterprise, which additional costs are not, individually or in the aggregate, material to the results of operations of the U.S. Roundtables Business.
(d)    The Auriemma Group Financial Statements and the USRB Financials have been prepared from the accounting books, records and accounts of the Company, which books, records and accounts of the Company are complete and correct in all material respects and represent actual, bona fide transactions.

(e)    The Company maintains a system of internal controls sufficient to provide reasonable assurance that transactions involving the U.S. Roundtables Business are properly authorized and accurately recorded.
(f)    All notes and accounts receivable of the U.S. Roundtables Business are reflected properly on the books and records of the Company. The notes and accounts receivable have all arisen from bona fide transactions in the ordinary course of business, are valid receivables and are collectible in the ordinary course of business and are not subject to any contest, claim or right of setoff or counterclaim relating to the amount or validity thereof. There is no fact or circumstance to indicate that the collection of accounts receivable will be materially different than what has historically been customary for the U.S. Roundtables Business.
(g)    As of the Closing, the Company will not have any liabilities for Indebtedness or Transaction Expenses other than the Closing Indebtedness and Closing Transaction Expenses.
Section 3.07    Undisclosed Liabilities. The Company has no known liabilities, obligations or commitments, except (i) those which are specifically identified or reserved against in the Auriemma Group Financial Statements, and to the extent they relate to the U.S. Roundtables Business, identified or reserved against in the USRB Financials, (ii) those which relate to the U.S. Roundtables Business have been incurred in the ordinary course of business since the March 31, 2019 to the extent included in Net Working Capital as finally determined under this Agreement (none of which is a liability or obligation relating to any breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law, claim, action or proceeding, or an environmental liability), and (iii) those which have been set forth on Section 3.07 of the Disclosure Schedules.
Section 3.08    Absence of Certain Changes, Events and Conditions. Except for the Restructuring which shall be consummated prior to the Closing, since March 31, 2019 the Company has conducted its business only in the ordinary course of business, and except as set forth on Section 3.08 of the Disclosure Schedules, since December 31, 2017 there has not been, with respect to the Company, any:
(a)    Material Adverse Effect;
(b)    amendment to the Organizational Documents of the Company;
(c)    issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(d)    declaration, payment, making or setting aside of any dividends or distributions on or in respect of any of its capital stock or any redemption, purchase or acquisition of its capital stock;
(e)    change in any accounting methods, principles or practices of the Company, except as required by applicable Law;

(f)    incurrence, assumption, issuance, creation or guarantee of any Indebtedness involving more than $100,000;
(g)    sale or other disposition of any of the assets of the U.S. Roundtables Business involving more than $100,000, except in the ordinary course of business;
(h)    increase in the compensation of Employees of the U.S. Roundtables Business, other than normal periodic increases of not more than seven percent (7%) in the ordinary course of business;
(i)    adoption, amendment, termination or modification of any Benefit Plan, other than in the ordinary course of business or as required by Law;
(j)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(k)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(l)    adoption or execution of a contract of the U.S. Roundtables Business involving net new business to the Company of more than $160,000 projected for the subsequent twelve (12) months, or causing the acceleration, termination, modification or cancellation of any contract involving more than $160,000 payable to the Company to which the Company is a party;
(m)    adoption or execution of a contract of the U.S. Roundtables Business involving the payment of more than $160,000, or causing the acceleration, termination, modification or cancellation of any contract involving more than $160,000 payable by the Company to which the Company is a party;
(n)    imposition of any Encumbrance (other than Permitted Encumbrances) upon any material assets of the Company;
(o)    payment of, or commitment to make, any capital expenditure in excess of $100,000 in the aggregate;
(p)    failure to promptly pay and discharge current liabilities except for current liabilities not material in amount that are disputed in good faith by appropriate proceedings;
(q)    adoption, revocation or amendment of any material Tax election or Tax accounting method, settlement or compromise of any Tax liability, filing of any material Tax Return other than in the ordinary course of business and on a basis consistent with past practice, filing of any amended material Tax Return, surrender of any right to a material refund of Taxes, extension or waiver of any statute of limitations or other period for assessment of any Tax, or initiation of any voluntary disclosure agreement or similar process with respect to any Taxes;
(r)    action or failure to take any action that, in either case, intended to have the effect of accelerating to the pre-Closing period any revenue from or sales to customers that would otherwise be expected to occur after the Closing, or any other intentional and material modification of the Company’s billing practices;
(s)    material delay or material acceleration of (i) the payment or incurrence of any accounts payable or other liabilities from the date such liability would have been paid or incurred in the ordinary course of business, or (ii) the collection or receipt of any accounts receivable outside the ordinary course of business;
(t)    material revaluation of the Company’s assets, including writing off or writing down notes or accounts receivable or inventory;
(u)    change in the Company’s cash management customs and practices other than in the ordinary course of business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable); or
(v)    adoption or execution of any agreement to do any of the foregoing, or any action or omission that, to the Knowledge of Seller, would result in any of the foregoing.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the U.S. Roundtables Business (together with all Leases and License Agreements, collectively, the “Material Contracts”):
(i)    each individual agreement that provides for annual payments to the Company by the counterparty in excess of $160,000;
(ii)    each individual agreement that provides for annual payments by the Company to a third party in excess of $160,000;
(iii)    all master services agreements pursuant to which the Company currently provides or agrees to provide services;
(iv)    all Shared Contracts;
(v)    all agreements with (A) any Key Customer or (B) any Key Vendor;
(vi)    all agreements that relate to the sale of any of the Company’s assets either (A) outside the ordinary course of business, or (B) for consideration in excess of $75,000;
(vii)    all agreements that relate to the acquisition by the Company of any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(viii)    except for agreements relating to trade payables incurred in the ordinary course of business, all agreements relating to Indebtedness (including guarantees of Indebtedness of third parties) of the Company;

(ix)    all agreements restricting or limiting in any manner the ability of the Company to compete with any Person or to solicit, hire or employ any Person, the ability of the Company to sell to or purchase from any Person, the ability of any Person to compete with the Company, or the ability of any Person to solicit, hire or employ any employee of the Company;
(x)    agreements where the Company has (A) granted “most favored nation” pricing provisions, or (B) agreed to sell or provide a minimum quantity of goods or services or has agreed to sell or provide goods or services exclusively to a certain party;
(xi)    agreements granting any right of first refusal, right of first offer, right of first negotiation or similar right or that could require the disposition of any assets or line of business of the Company;
(xii)    agreements containing earn-out, deferred or contingent payment obligations on the part of the Company;
(xiii)    guaranties, performance, bid or completion bonds, or surety agreements;
(xiv)    partnership agreements or joint venture agreements;
(xv)    agreements under which the Company has made advances or loans to any other Person (which shall not include routine advances made to an employee of the Company in the ordinary course of business);
(xvi)    agreements for the employment or severance of any current or former employee, director or other service provider of the Company and pursuant to which the Company has, or could reasonably be expected to have, any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services;
(xvii)    settlement, conciliation or any similar agreements;
(xviii)    agreements with any Governmental Authority; and
(xix)    all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand.
(b)    Seller has made available to Buyer copies of each Material Contract. Except as set forth on Section 3.09(b) of the Disclosure Schedules: (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to Seller’s Knowledge, each other party thereto, in each case, in accordance with the express terms thereof and except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law; and (ii) no material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Company or, to Seller’s Knowledge, any other party thereto, exists or has occurred thereunder. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written or, to Seller’s Knowledge, other notice of any significant dispute with respect to any Material Contract.

Section 3.10    Real Property; Title to Assets.
(a)    The Company does not own, and has never owned, any real property. Section 3.10(a) of the Disclosure Schedules lists all leases or subleases for real property to which the Company is a party or by which the Company is otherwise bound (collectively, “Leases”). Seller has made available to Buyer true and correct copies of all Leases.
(b)    The Company has good and marketable title to, or a valid leasehold interest in, all of the personal property and other assets owned or leased by the Company or used in the conduct of the U.S. Roundtables Business as currently conducted (excluding, for the avoidance of doubt, the properties and assets distributed or to be distributed in connection with the Restructuring or otherwise disposed of in the ordinary course of business since March 31, 2019), in each case, free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items set forth in Section 3.10(b) of the Disclosure Schedules;
(ii)    Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which appropriate reserves have been established;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for sums not yet due; and
(iv)    easements, rights of way, zoning ordinances and other similar restrictions or conditions of record which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the businesses of the Company.
The assets described in the preceding sentence (A) have been maintained in accordance with normal industry practices, (B) are in good operating condition and repair subject to normal wear and tear, (C) are fit for use by the Company in the ordinary course of business of the U.S. Roundtables Business, and (D) include all assets and properties necessary for the conduct of the U.S. Roundtables Business of the Company as presently conducted and the continued conduct thereof after the Closing in substantially the same manner as presently conducted.
Section 3.11    Intellectual Property; Privacy and Data Security.
(a)    “Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world, including: (i) trademarks, service marks, trade names, assumed names, trade dress and other indications of origin, and all associated goodwill, including any applications for registration, registrations and renewals thereof; (ii) copyrights, copyrightable works, designs and mask work rights including, and all applications and registrations related to any of the foregoing; (iii) trade secrets, know-how and confidential and/or proprietary information (including processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, source code, plans, proposals, technical data, customer and vendor lists and price and cost information, provided that such information qualifies as trade secrets or confidential or proprietary information under the Law); (iv) patents, patent applications, patent disclosures, inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), including applications, patents and any divisions, continuations, continuations-in-part, renewals, extensions and reissues; (v) internet domain names (including the websites associated therewith) and social media pages, and all registrations related to any of the foregoing; (vi) Software; (vii) all licenses and other contractual or intangible rights with respect to the foregoing, including all royalties, fees, income, payment and other proceeds now or hereafter due or payable with respect to any of the foregoing, and including remedies against past and future infringement, misappropriation, or dilution of any of the foregoing; in each case, whether registered or unregistered, and in any jurisdiction; and (viii) other intellectual property and related proprietary rights, interests and protections.
(b)    Section 3.11(b) of the Disclosure Schedules sets forth a true and complete list of all (i) Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority (the “Company IP Registrations”), and (ii) material unregistered Company Intellectual Property, including Software. The Company IP Registrations are valid, subsisting, and enforceable and all applications are pending and in good standing, all without challenge of any kind.
(c)    Section 3.11(c) of the Disclosure Schedules sets forth a true and complete list of (i) all contracts pursuant to which the Company has granted a license to any Company Intellectual Property and (ii) each item of Intellectual Property that any third party owns and that the Company uses in connection with the U.S. Roundtables Business pursuant to a contract with such third party (the contracts referred to in this Section 3.11(c), the “License Agreements”). Each License Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party to any License Agreement (A) is, or is alleged to be, in breach or default of any License Agreement, or (B) has provided or received any notice of breach or default of, or intention to terminate (including by non-renewal), any License Agreement.
(d)    The Company owns all right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrances. All employees, agents, consultants, and contractors who have participated in the creation, development, improvement or modification of any Company Intellectual Property have assigned all of their rights therein to the Company. The Company owns or possesses, or has the right to use pursuant to a valid and enforceable License Agreement, all Intellectual Property necessary for the operation of the U.S. Roundtables Business as currently conducted and as currently contemplated to be conducted, free and clear of all Encumbrances. Each item of Intellectual Property owned or used by the Company in connection with the U.S. Roundtables Business immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately following the Closing. The consummation of the transactions contemplated by this Agreement will not alter or impair the Company’s ownership of, or any right of the Company to use, any of the Company Intellectual Property or any component thereof. The Company has taken all necessary action to maintain and protect each item of Company Intellectual Property that it owns or uses in connection with the U.S. Roundtables Business.
(e)    Except as set forth in Section 3.11(e) of the Disclosure Schedules, the Company Intellectual Property and the Company’s conduct of the U.S. Roundtables Business, in each case, (i) do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, and (ii) during the past five (5) years have not infringed, diluted, misappropriated or otherwise violated the Intellectual Property of any Person. To Seller’s Knowledge, no Person is currently infringing, misappropriating, diluting, or otherwise using in any unauthorized manner any Company Intellectual Property.
(f)    There are no Claims pending or threatened (including through written charge, complaint, claim, demand, or unsolicited offer to license), nor have any Claims been pending or threatened during the previous five (5) years, contesting the enforceability, validity, use or ownership of any Company Intellectual Property, or alleging that the Company (or the conduct of the U.S. Roundtables Business) (i) is currently infringing, diluting, misappropriating, or otherwise violating the Intellectual Property of any other Person, or (ii) has infringed, diluted, misappropriated, or otherwise violated the Intellectual Property of any other Person during the previous five (5) years. To Seller’s Knowledge, there is no basis for any such Claim. No Claim of infringement, misappropriation, dilution or other violation are pending or have been made or brought against any Person by the Company alleging infringement or misappropriation of any Company Intellectual Property, and there are no Claims currently pending that have been brought by the Company against any Person alleging infringement or misappropriation of any Company Intellectual Property.
(g)    There are no settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company is a party or otherwise bound, in each case, which (i) restrict the rights of the Company to use any Company Intellectual Property, (ii) permit third Persons to use any Company Intellectual Property which would otherwise infringe any Company Intellectual Property. The Company has not licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of, or right to use, any Company Intellectual Property except as provided under the License Agreements.
(h)    The Company has taken all steps reasonable under the circumstances to (i) safeguard and maintain the secrecy and confidentiality of the trade secrets that are either part of the Company Intellectual Property or any Intellectual Property that the Company is otherwise bound by contract to safeguard and maintain, and (ii) protect the confidentiality of all Confidential Information of the Company, including, in each case, requiring all employees, contractors and third Persons having access thereto to execute written confidentiality and non-disclosure agreements. No Confidential Information or trade secrets have been disclosed by any Person bound by such confidentiality and non-disclosure obligations to any third Person who was not bound by a confidentiality and non-disclosure obligation to the Company of any such Confidential Information or trade secrets, and, to Seller’s Knowledge, no third Person that is a party to any confidentiality and non-disclosure agreement with the Company is in breach or default thereof. No Confidential Information or trade secrets of the Company have been improperly disclosed or misappropriated by another Person.
(i)    Except as set forth on Section 3.11(i) of the Disclosure Schedules, the Company does not distribute to any Person any Software, whether proprietary to the Company or otherwise, including any source code thereof. All Software that is part of the Company Intellectual Property is owned by or licensed to the Company. All such Software (i) performs in conformance with its documentation in all material respects and (ii) is free from any material Software defect. None of such Software contains any undocumented self-help mechanism, virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software program. The Company is not bound by or a party to any contract pursuant to which (A) the Company is obligated to provide to any third Person any proprietary source code of any Software owned by the Company, or (B) the Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, any such source code. No services or offerings of the Company or the U.S. Roundtables Business utilize Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
(j)    The Company has a published privacy policy regarding the collection, use, and disclosure of Personal Information, which discloses the manner by which it collects, uses and transfers Personal Information. The Company is in material compliance with: (i) all applicable Privacy Laws and Data Security Laws, (ii) all of the Company’s Privacy Policies and Data Security Policies, and (iii) all privacy policies and notices and contractual obligations of the Company or by which the Company is subject, in each case, relating to privacy, data security, data protection and the collection, compilation, sharing, use, processing, storage, transfer, disclosure, destruction, or security from unauthorized disclosure of Personal Information.
(k)    Except as set forth on Section 3.11(k) of the Disclosure Schedules, (i) there has been no unauthorized access to, disclosure or acquisition of, destruction, loss, or alteration of any Personal Information or Confidential Information maintained, held or collected by the Company, and (ii) there has been no breach involving any Personal Information maintained, held or collected by the Company. There is not, and never has been, any Claim pending or threatened against the Company alleging a violation of any Person’s privacy, data protection or data rights or of any Privacy Law, nor has there been any court decision or order restricting or limiting the use, transfer or disclosure by the Company of any Personal Information maintained, held or collected by the Company. The consummation of the transactions contemplated by this Agreement and the transfer of any information in connection therewith will not breach or otherwise cause any violation of any Privacy Laws.
(l)    The Company takes commercially reasonable measures to ensure that all Personal Information in the Company’s possession, custody or control is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. The Company has implemented a written security plan which implements and monitors commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information.
(m)    The Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit Buyer from using Personal Information in the manner in which the Company uses such Personal Information prior to the Closing.
(n)    The Company owns or has rights to access and use all the information technology systems used in connection with the U.S. Roundtables Business (“IT Systems”). The Company has taken reasonable measures consistent with prevailing industry practice to protect the IT Systems from unauthorized access, use, interruption, modification, corruption, and failure. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the U.S.

Roundtables Business as currently conducted and as currently contemplated to be conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The IT Systems are in sufficiently good working condition to perform all information technology operations as necessary for the conduct of the U.S. Roundtables Business as currently conducted and as currently contemplated to be conducted. The IT Systems have not suffered any material failures or defects and are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There have been no unauthorized intrusions or breaches of the security of any of the IT Systems, and the data and information which they store or process, including any Personal Information, has not been corrupted in any discernible manner or accessed without the authorization of the Company. The Company has (i) implemented and maintained backup, data storage, security and disaster recovery technology plans and procedures consistent with reasonable information technology security practices for a company of the size and nature of the Company.
Section 3.12    Insurance. Section 3.12 of the Disclosure Schedules lists all insurance policies and binders for which the Company is a policyholder or which cover the assets, employees or operations of the U.S. Roundtables Business (the “Insurance Policies”). Seller has made available to Buyer all of the Insurance Policies. All of the Insurance Policies are in full force and effect in accordance with their terms, all premiums due on such Insurance Policies covering all periods up to and including the Closing Date have been paid or will be paid when due and the Company is not in breach or default, and to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policies. No notice of cancellation or termination, material change in premium or denial of renewal in respect of any of the Insurance Policies has been received by the Company during the past five (5) years. All potential insurance claims for matters arising prior to the Closing for which insurance coverage is (or would have been) available have been timely and properly tendered to the respective insurance carrier by the Company. The Company has not been refused any insurance by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance. During the past five (5) years, no insurance carrier has questioned, denied or disputed coverage of any claim with respect to the Company (or its assets, properties, products, employees, operations or business) in excess of $5,000 individually or $25,000 in the aggregate or otherwise cancelled or threatened to cancel any insurance policy which covered the Company (or its assets, properties, products, employees, operations or business). The coverage of the assets, properties, products, employees, operations or business of the U.S. Roundtables Business provided by any of the Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company does not have any self-insurance or co-insurance programs.
Section 3.13    Legal Proceedings; Governmental Orders. Except as set forth in Section 3.13 of the Disclosure Schedules, (a) there is no, and during the past five (5) years there has been no, action, suit, claim, demand, disputes, audit, examination, hearing, investigation or other legal proceeding (each, a “Claim”) pending or, to Seller’s Knowledge, threatened against or by the Company or any of its officers, directors, consultants, service providers (as related to his or her employment or services with the Company) with respect to or affecting any of its operations, business, financial condition, properties or assets (or by or against the Seller or any of his Affiliates and relating to the Company), or (b) neither the Company nor any of its officers, directors, consultants, service providers (as related to his or her employment or services with the Company), Affiliates or facilities is a party to, or bound by, any Governmental Order with respect to or affecting any of the Company’s operations, business, financial condition, properties or assets.
Section 3.14    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company is currently in, and during the past five (5) years has been in, compliance in all material respects with all applicable Laws.
(b)    The Company owns or possesses all material Permits required for the Company to conduct the U.S. Roundtables Business as currently conducted, all such Permits are valid and in full force and effect, and the Company is in compliance in all material respects with such Permits.
(c)    The Company has, and to Seller’s Knowledge, no director, officer, manager, consultant, sales representative, employee or other Person acting on behalf of the Company has, in each case, directly or indirectly, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property or services, in violation of any Law, or (ii) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company. The internal accounting controls of the Company are adequate to detect any of the items described in the foregoing clauses (i) and (ii).
Section 3.15    Environmental Matters. Each premises leased, subleased or otherwise occupied by the Company, during the period it was leased, subleased or otherwise occupied by the Company, has been maintained in, and the Company is in, and has for the past five (5) years been in, material compliance with all applicable Environmental Laws. The Company is not required to possess any Environmental Permit in connection with the operation of the U.S. Roundtables Business. During the past five (5) years, the Company has not received any written communication alleging any material failure by the Company to comply with, or any material liability under, any Environmental Laws. There is no Environmental Claim pending or, to Seller’s Knowledge, threatened, against the Company or the premises currently leased by the Company and, to Seller’s Knowledge, there is no basis for any such Environmental Claim. There are no, and there has been no Release or threatened Release of, Hazardous Substances in violation of, or that may give rise to material liability or obligation under, Environmental Laws at any premises occupied by the Company or at any other real property currently or formerly owned, leased or operated by the Company.
Section 3.16    Employee Benefit Matters.
(a)    Section 3.16(a) of the Disclosure Schedules contains a list of each employee benefit plan as defined in Section 3(3) of ERISA and each other benefit, retirement, deferred compensation, employment agreement (other than “at will” employment offer letters), consulting agreement, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, equity-based, change in control, retention, severance, vacation, paid time off, post-retirement (retiree medical and retiree life), health, welfare, flexible spending, cafeteria and fringe-benefit agreement, arrangement, plan, policy and program, whether or not reduced to writing, whether subject to ERISA or not, whether funded or unfunded, whether qualified or nonqualified, that is in effect and covering one or more Employees, former employees of the Company, current or former directors of the

Company or the beneficiaries or dependents of any such Persons, and that is maintained, sponsored, contributed to, or required to be contributed to by the Company, under which the Company or any subsidiary of the Company has any current, future or contingent liability, or is provided by the PEO (each, a “Benefit Plan”). Seller has made available to Buyer a true and complete copy of the following documents: (i) each writing constituting a Benefit Plan including any amendment, (ii) the current summary description of each Benefit Plan and any summaries of material modifications thereto, (iii) the most recent determination or opinion letter, as applicable, from the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Code, (iv) PEO Agreement and (v) for the most recent three (3) years (A) annual report on IRS Form 5500 including any applicable schedule or attachment, if any, filed for each Benefit Plan, and except for the Benefit Plans sponsored and maintained by the PEO, (B) financial statements for each Benefit Plan, as applicable, (C) nondiscrimination testing reports for each Benefit Plan, as applicable, (D) Forms 1094-C and 1095-C, as applicable, (E) trust agreement, investment management agreement, custodial agreement, administrative services agreement and insurance and annuity agreement for each Benefit Plan, as applicable, and (F) all records, notices and filings concerning IRS, Department of Labor or other Governmental Authority audits, investigations or inquiries.
(b)    Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan and related trust has been established, maintained, operated, administered and funded in all material respects with respect to its terms and all applicable Laws (including ERISA, the Code and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that such plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws or recorded, to the extent required, on the financial statements of the Company in accordance with the historic accounting practices of the Company consistently applied. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to each Benefit Plan have been timely filed or delivered. No Benefit Plan has any material unfunded liabilities.
(c)    Except as set forth in Section 3.16(c) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any current, future or contingent liability with respect to any: (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV or ERISA or Section 412 of the Code; (ii) any “multi-employer plan” (within the meaning in Section 3(37) of ERISA); (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code); or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). The Company has no liability on account of at any time being considered a single employer with another Person under Section 414 of the Code. None of Seller, the Company nor any of their ERISA Affiliates have (A) withdrawn from any employee benefit plan subject to Title IV of ERISA under circumstances resulting (or expected to result) in a liability of the Company or

Buyer to the Pension Benefit Guaranty Corporation, or (B) engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.
(d)    Except as set forth in Section 3.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) and the Company has not promised to provide, and does not have any liability with respect to, any such post-termination benefits.
(e)    There is no pending (to Seller’s Knowledge as to any Benefit Plan provided by the PEO) or, to Seller’s Knowledge, threatened action relating to a Benefit Plan other than routine claims for benefits. No Benefit Plan (to Seller’s Knowledge as to any Benefit Plan provided by the PEO) is the subject of an examination or audit by a Governmental Authority.
(f)    Except as set forth in Section 3.16(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) result in the payment to any Employee, director or consultant of the Company of any money or other property, (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Company, or (iii) limit or restrict the right of the Company or, after the Closing, Buyer, to merge, amend or terminate any Benefit Plan (to the extent it has any such right). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the payment by the Company or any subsidiary of the Company of any “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(g)    Except as disclosed on Section 3.16(g) of the Disclosure Schedules, each Benefit Plan subject to Section 409A of the Code has been established, administered and operated in compliance with Section 409A of the Code at all relevant times and is in documentary compliance with Section 409A of the Code and no benefit to be paid under any Benefit Plan is, or will be, subject to the penalties of Section 409A of the Code.
(h)    Each Benefit Plan may be amended, terminated, or otherwise modified by the Company in accordance with its terms. The Company has not announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan. Except as reflected on Section 3.16(h) of the Disclosure Schedule, no Benefit Plan provides health or welfare benefits that are not fully insured through an insurance contract.
(i)    Except as disclosed on Section 3.16(i) of the Disclosure Schedules, no event has occurred with respect to any Benefit Plan and no condition exists with respect to any Benefit Plan that could reasonably be expected to (i) subject the Company and any Company subsidiary to any Tax, fine, Encumbrance, penalty or other liability resulting from a violation of ERISA, the Code or other Law, or (ii) subject any current or former employee, director or consultant of the Company or any Company subsidiary to any excise or penalty Tax.
(j)    None of the Company or any Company subsidiary has any unsatisfied obligations that are currently due and payable to any current or former employee, director or consultant pursuant to the Affordable Care Act (the “ACA”) or any other applicable Law governing health care coverage or benefits that would result in any liability to the Company or any Company subsidiary. The Company and any Company subsidiary have, or have arranged to have through the PEO or otherwise, maintained all records necessary to demonstrate compliance in all material respects with the ACA and other applicable Law governing the Benefit Plans, and through the PEO or otherwise have timely and properly completed in all material respects all required ACA reporting under Sections 6055 and 6056 of the Code.
(k)    The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer, consultant or other service provider for any Tax incurred by such Person, including Taxes incurred under Section 409A or 4999 of the Code.
Section 3.17    Employment Matters.
(a)    The Company is not a party to, or bound by, any collective bargaining or other agreement or bargaining relationship with a labor organization with respect to the Business Employees. There has not occurred nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the U.S. Roundtables Business of the Company. Except as provided in Section 3.17(a) of the Disclosure Schedules, no Business Employee of the Company is subject to a written employment agreement providing for other than at-will employment.
(b)    The Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company. The Company has paid in full all wages, salaries, commissions, and other compensation due and payable to the Employees and the independent contractors of the Company, except as to arrearages in accordance with its usual payroll and compensation practices. All filings required by the Company pertaining to employment and employment practices have been timely filed with the appropriate Governmental Authority in accordance with all applicable Laws. The Company has, in all material respects and at all times within the past five (5) years, properly classified: (i) all Persons providing services to the Company as employees or independent contractors, as appropriate; and (ii) all persons providing services as employees as exempt or non-exempt for purposes of the Fair Labor Standards Act, and the Company has not received any notice to the contrary from any Person or Governmental Authority. To Seller’s Knowledge, each employee leasing agency, staffing agency and other provider of contingent workers to the Company has complied in all material respects with all applicable employment-related Laws in connection with those workers it has provided to the Company. The Company has complied in all material respects with all applicable employment-related contracts to which it is party or by which it is bound. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no Claims against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including any Claim relating to breach of contract, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(c)    To Seller’s Knowledge, no officer, executive, key employee or key consultant of the Company with respect to the U.S. Roundtables Business (i) has any present intention to terminate or materially alter the terms or nature of his or her employment or services with the Company within the first twelve (12) months immediately following the Closing Date, or (ii) is party to or bound by any confidentiality, non-disclosure, proprietary rights, non-solicitation, non-competition or similar agreement that could materially restrict such Person in the performance of his or her employment or service duties or the Company in the conduct of the U.S. Roundtables Business. To Seller’s Knowledge, in the last five (5) years, no complaints of sexual harassment or sexual abuse against any current employee of the Company have been submitted to the Company.
(d)    Section 3.17(d) of the Disclosure Schedules sets forth a complete list of each employee, consultant and independent contractor currently providing services to the U.S. Roundtables Business and for each such individual his or her: (i) name; (ii) position/title; (iii) date of hire; (iv) annual base salary (or hourly wages, as the case may be) (A) for the current fiscal year and (B) for the previous fiscal year; (v) the amount of any incentive or other additional compensation (including bonus and commission amounts, profit sharing distributions, and any similar types of incentive arrangements) (A) for which such employee is eligible in the current fiscal year and (B) paid to such employee over the course of the previous fiscal year; (vi) work status (i.e., full-time, part-time, temporary or leased); (vii) classification as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable state and local Law; (viii) accrued and unused vacation days and paid time off; and (ix) active/inactive status (and if inactive, the type of leave and estimated return date, if known). Section 3.17(d) of the Disclosure Schedules also lists any offer letters or employment agreements with any employee who is listed thereon and any consulting agreements with any consultants listed thereon.
(e)    The Company has properly utilized Form I-9 to verify the identity and work authorization status of each of its employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations. Except as reflected on Section 3.17(e) of the Disclosure Schedules, (i) no Business Employee of the Company presented any temporary work authorization document at the time of hire that is presently or at any future date will be subject to I-9 re-verification, (ii) no Business Employee of the Company is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization and (iii) the Company is not petitioning for employment-based lawful permanent residence status on behalf of any Business Employee of the Company and has not filed any Application for Alien Employment Certification (ETA Form 750), Application for Permanent Employment Certification (ETA Form 9089), or any Form I-140 (Immigrant Petition for Alien Workers) with respect to any Business Employee that remains pending. In past five (5) years, the Company has not received any correspondence or notice from any Person or Governmental Authority questioning the validity of the social security number of any current or former employee of the Company that was not resolved without penalty to the Company.

Section 3.18    Taxes.
(a)    Except as set forth in Section 3.18(a) of the Disclosure Schedules: (i) the Company has filed all income, sales and other material Tax Returns required to be filed by the Company (taking into account any valid extensions); (ii) all such Tax Returns were true, complete and correct in all material respects when filed; (iii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid; and (v) there are no Encumbrances for Taxes upon any of the assets of the Company, except for Permitted Encumbrances.
(b)    No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    There are no Claims by any taxing authority pending against the Company. No deficiencies or proposed adjustment for Taxes of the Company have been claimed, proposed or assessed, in each case, in writing by any taxing authority. The Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) written notice indicating an intent to open an audit or other review.
(e)    The Company is not a party to any Tax allocation, Tax indemnification or Tax sharing agreement (other than a Non-Tax Agreement).
(f)    All material Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper taxing authority.
(g)    The Company (i) has not been a member of an affiliated, consolidated, combined, unitary, or similar group or (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.
(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Laws) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Laws); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) prepaid amount or deferred revenue received on or prior to the Closing Date. The Company used the cash receipts and disbursements method of accounting for income Tax purposes at all times until December 31, 2018. Since January 1, 2019, the Company has used the accrual method of accounting for income Tax purposes.
(i)    The Company (i) has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (ii) is not and has never been a party to any “listed transaction,” as defined in Sections 6707A(c)(2) of the Code, and (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(j)    At all times since May 1, 1990, the Company was a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax Laws to the extent they recognize S corporation status. The IRS has not challenged the Company’s status as an S corporation for federal income Tax purposes under the Code.

This Section 3.18, Section 3.17(b), Section 3.16, Section 3.08(q) and Section 3.06 contains the sole and exclusive representations and warranties with respect to any Tax matters relating to the Company. The representations and warranties in this Section 3.18 (other than the representations and warranties set forth in Section 3.18 (h)) refer only to the past activities of the Company and Seller shall have no obligation to indemnify Buyer Indemnified Parties from and against any Losses with respect to Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing Date as a result of any breach of the representations and warranties in this Section 3.18 (other than the representations and warranties set forth in Section 3.18 (b), (e), and (h)).

Section 3.19    Customers and Vendors.
(a)    Section 3.19(a) of the Disclosure Schedules sets forth, for each of (i) the twelve (12)-month period ended on March 31, 2019, (ii) the fiscal year ended December 31, 2018 and (iii) the fiscal year ended December 31, 2017, in each case, (A) the twenty (20) largest customers of the U.S. Roundtables Business (based on the amount of purchases by each such customer during such period) (collectively, the “Key Customers”) and (B) the amount of purchases by each Key Customer during such period.
(b)    Section 3.19(b) of the Disclosure Schedules sets forth, for each of (i) the twelve (12)-month period ended on March 31, 2019, (ii) the fiscal year ended December 31, 2018 and (iii) the fiscal year ended December 31, 2017, in each case, (A) the ten (10) largest vendors of the Company (based on the amount of purchases by the Company from each such vendor during such period) (collectively, the “Key Vendors”) and (B) the amount of purchases by the Company from each such Key Vendor during such period.
(c)    Except as set forth on Section 3.19(c) of the Disclosure Schedules:
(i)    no Key Customer (A) has stopped or materially decreased, or has threatened to stop or materially decrease, the rate of purchasing materials, products or services of the U.S. Roundtables Business from the Company or otherwise has materially and adversely modified, or threatened to materially and adversely modify, its relationship with the Company, (B) is seeking to materially and adversely renegotiate the terms of any agreement, arrangement or historical practice under which the Company is providing products or services of the U.S. Roundtables Business to such Key Customer or otherwise adversely materially and adversely modify its relationship with the Company, or (C) is receiving, or otherwise entitled to receive, a discount with respect to the price of products or services purchased from the Company;
(ii)    no Key Vendor (A) has stopped or materially decreased, or has threatened to stop or materially decrease, the rate of supplying products or services used in connection with the U.S. Roundtables Business to the Company or otherwise materially and adversely modified, or threatened to materially and adversely modify, its relationship with the Company, (B) is seeking to materially and adversely renegotiate the terms of any agreement, arrangement or historical practice under which the Company is receiving products or services used in connection with the U.S. Roundtables Business from such Key Vendor or otherwise materially and adversely modify its relationship with the Company, or (C) is a sole source of supply of any material products or services used by the Company in connection with the U.S. Roundtables Business.
Section 3.20    Bank Accounts. Section 3.20 of the Disclosure Schedules sets forth a correct and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each person authorized to draw thereon or have access thereto and (c) the account number for each such account and the safe deposit box number for any such safe deposit box maintained by the Company.
Section 3.21    Restructuring; Affiliate Transactions.
(a)    The Company shall have consummated the Restructuring prior to the Closing. The Company has or had, as applicable, the requisite power and authority: (a) to enter into, execute and deliver all agreements to which it is a party in connection with the Restructuring; (b) to perform fully its obligations thereunder; and (c) to consummate the transactions contemplated thereby. All agreements to which the Company is a party in connection with the Restructuring shall, as of the Closing, have been validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery by each counterparty thereto) constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.
(b)    The agreements and other documents which shall evidence and effect the Restructuring are set forth on Section 3.21(b) of the Disclosure Schedules and, as of the Closing, Seller shall have provided Buyer with true, accurate and complete copies of such agreements and other documents. Following the Closing, except as set forth in the Transition Services Agreement and in Section 5.19, the Company shall have no further liabilities or obligations with respect to the Spun-Out Assets or any of the agreements entered into in connection with the Restructuring. None of the assets to be distributed by the Company in connection with the Restructuring are necessary for the operation of the U.S. Roundtables Business as presently conducted.
(c)    Except as set forth on Section 3.21(a) of the Disclosure Schedules, there are no agreements or arrangements between the Company and any Related Person that will not be terminated effective as of the Closing. No Related Person or any parent, child, spouse or sibling

(including adoptive and stepfamily relationships) of any Related Person (i) owes any amount to the Company, and the Company does not owe any amount to, and has not committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person or any parent, child, spouse or sibling (including adoptive and stepfamily relationships) of any Related Person, except for any such amount which will be fully paid at or prior to the Closing, (ii) has any interest in any property or asset used by the Company or the U.S. Roundtables Business, or (iii) has any Claim or cause of action against the Company.
Section 3.22    Brokers. Except for Portico Capital (the costs and fees of which will be borne by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Seller or any of his Affiliates.
Section 3.23    No Other Representations and Warranties. The representations and warranties contained in this Agreement (including the Disclosure Schedules) and the other Transaction Documents constitute the exclusive representations and warranties, express or implied and whether written or oral, of Seller in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Transaction Document, nothing in this Agreement or any other Transaction Document shall limit or otherwise affect any Person’s rights or remedies in the case of Fraud, and nothing in this Section 3.23 shall limit or otherwise affect any Person’s rights or remedies with respect to any breach or inaccuracy of any representation or warranty contained in this Agreement (including the Disclosure Schedules) or any other Transaction Document.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof and as of the Closing as follows:
Section 4.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents.
(a)    The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of Buyer; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.03    Investment Purpose. Buyer is acquiring the Acquired Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Acquired Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Acquired Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Acquired Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or access to other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.06    Legal Proceedings. There are no Claims pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company. Buyer acknowledges and agrees that, except in the case of Fraud: (a) Buyer has relied on the aforementioned investigation, review and analysis and not on any representations or warranties of Seller other than the express representations and warranties of Seller set forth in this Agreement (including the Disclosure Schedules) and the other Transaction Documents; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in this Agreement (including the Disclosure Schedules) and the other Transaction Documents. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Transaction Document, nothing in this Agreement or any other Transaction Document shall limit or otherwise affect any Person’s rights or remedies in the case of Fraud, and nothing in this Section 4.07 shall limit or otherwise affect any Person’s rights or remedies with respect to any breach or inaccuracy of any representation or warranty contained in this Agreement (including the Disclosure Schedules) or any other Transaction Document.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise expressly provided in this Agreement (including with respect to the Restructuring) or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to: (x) conduct the business of the Company in the ordinary course of business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business, goodwill and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, clients, customers, lenders, vendors, suppliers, regulators and others having business relationships with the Company. From the Effective Date until the Closing Date, except for the Restructuring and actions taken in furtherance thereof, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the Company not to, take or commit to take any action that, if taken prior to the Effective Date, would be required by the terms of Section 3.08 to be disclosed on Section 3.08 of the Disclosure Schedules.
Section 5.02    Access to Information. From the Effective Date until the Closing, the Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives full access to (including the right to inspect and make copies) all of the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the U.S. Roundtables Business, and all officers of the Company, including any such information requested in connection with the binding of the R&W Insurance Policy; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the U.S. Roundtables Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the U.S. Roundtables Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would: (i) jeopardize any attorney-client or other privilege; or (ii) contravene any applicable Law, fiduciary duty or Material Contract disclosed on Section 3.09(a) of the Disclosure Schedules; provided, however, that, Seller shall, to the extent legally permissible, use his commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding clauses (i) or (ii) apply, including by obtaining the consent of the counterparties to any contracts prohibiting such disclosures (which shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any vendors or suppliers to, or clients or customers of, the Company. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.
Section 5.03    Notice of Certain Events.
(a)    From the Effective Date until the Closing, Buyer will promptly notify Seller in writing, of: (i) any material action, claim, suit, arbitration, investigation or proceeding, in each case by or before any Governmental Authority, commenced or threatened against Buyer that arises out of the transactions contemplated by this Agreement; and (ii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially unlikely. The delivery of any notice pursuant to this Section 5.03(a) shall not cure any breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or otherwise limit or affect the remedies available hereunder to Seller.
(b)    From the Effective Date until the Closing, Seller will promptly notify Buyer in writing upon becoming aware of: (i) any Claim by or before any Governmental Authority, commenced or threatened against Seller or the Company that arises out of the transactions contemplated by this Agreement; (ii) any event, condition, fact, development or circumstance that materially affects the assets, liabilities or operations of the Company or the U.S. Roundtables Business, or that would reasonably be expected to (A) make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially unlikely, or (B) result in a material breach of any representation, warranty, covenant or agreement of Seller under this Agreement. The delivery of any notice pursuant to this Section 5.03(b) shall not cure any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement or otherwise limit or affect the remedies available hereunder to Buyer.
Section 5.04    Resignations. Seller shall deliver to Buyer any written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Buyer and set forth on Section 5.04 of the Disclosure Schedules.
Section 5.05    Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed by the Company as of immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages, (ii) annual bonus opportunity (excluding nonqualified deferred compensation, equity or equity-based compensation, retention or similar bonuses, transaction-based compensation, or compensation payable upon a change-in-control) and (iii) welfare type employee benefits (excluding severance), in each case, that are substantially similar to the base salary or hourly wages, annual bonus opportunity (excluding nonqualified deferred compensation, equity or equity-based compensation, retention or similar bonuses, transaction-based compensation, or compensation payable upon a change-in-control) and welfare type employee benefits (excluding severance) provided by the Company immediately prior to the Closing Date.

(b)    With respect to any employee benefit plan maintained by Buyer or its subsidiaries in which any Company Continuing Employees will participate after the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit pension plan or defined contribution retirement plan; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.
(c)    Effective as of the Closing and continuing until the earlier of (a) the date Vincent Cheng ceases to be employed by the Company and (b) December 31, 2019, Seller agrees to reimburse (or cause to be reimbursed to) the Company for the fully-burdened labor cost and expenses and any Losses incurred by the Company as a result of any termination of Mr. Cheng’s employment (i.e., salary, bonus, benefits costs, severance and employer-portion of payroll Taxes) actually incurred by the Company in connection with the employment of Mr. Cheng.
(d)    This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person (including any employee or former employee of any Company) any rights or remedies of any nature whatsoever under or by reason of this Section 5.04, and no Person shall be regarded for any purpose as a third-party beneficiary of this Agreement for purposes of this Section 5.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. With respect to any Company Continuing Employee who enters into a written contract of employment with Buyer or any of its Affiliates, this Section 5.04 shall be superseded by the terms of any such contract.
Section 5.06    WARN Act. Buyer shall not, and shall cause the Company not to, take any action following the Closing that creates, would create or is likely to create any liability for Seller under the WARN Act.
Section 5.07    Director and Officer Indemnification and Insurance.
(a)    On or prior to the Closing Date, Seller shall cause the Company to purchase a prepaid insurance policy (i.e., “tail coverage”) (the “D&O Tail Policy”) which provides liability insurance coverage for each present or former officer, director, or shareholder or partner of the Company or any present or former officer, director, employee, agent or trustee of any Benefit Plan (each, an “Officer”) on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of the Officers for a period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by the Transaction Documents. The fees and expenses of the D&O Tail Policy shall be borne fifty percent (50%) by Seller (as Transaction Expenses) and fifty percent (50%) by Buyer.
(b)    Each Officer shall have rights as a third party beneficiary under this Section 5.07 as separate contractual rights for his or her benefit, in substitution of any other rights to indemnification or contribution that any such Officer may have by contract or otherwise (including pursuant to the Company’s Organizational Documents or pursuant to Law) against the Company.
Section 5.08    Confidentiality. From and after the Closing, Seller shall, and shall cause each of his Affiliates, representatives, agents, employees, officers, managers, directors and members to: (a) not use or disclose, directly or indirectly, any Confidential Information solely related to the U.S. Roundtables Business; and (b) take all commercially reasonable steps to safeguard all Confidential Information and protect it against disclosure, misuse, loss and theft. If Seller or any of his Affiliates, representatives, agents, employees, officers, managers, directors and members is compelled to disclose any Confidential Information of the U.S. Roundtables Business by any Claim or by applicable Law, (i) Seller shall promptly notify Buyer in writing in advance of such disclosure, which notification will include the nature of the legal requirement and the extent of the required disclosure, and (ii) Seller shall, and shall cause each of his Affiliates, representatives, agents, employees, officers, managers, directors and members to, disclose only that portion of such Confidential Information of the U.S. Roundtables Business which Seller or his Affiliate, representative, agent, employee, officer, manager, director or member, as applicable, is advised by such Person’s legal counsel is legally required to be disclosed; provided, that Seller shall, upon request of Buyer, use commercially reasonable efforts (at Buyer’s sole expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.
Section 5.09    Governmental Approvals and Other Third-Party Consents
(a)    From the Effective Date until the Closing, each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to institute any litigation or incur any material expense or liability in order to comply with the preceding provisions of this Section 5.09.
(b)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing Confidential Information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c)    Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.
Section 5.10    Books and Records. During the six (6)-year period following the Closing Date, Buyer shall, upon request by Seller, cause the Company to provide reasonable access to the books and records of the Company to Seller and his authorized designees and representatives (at all reasonable times during normal business hours and upon reasonable prior notice), to the extent that such access may be reasonably required for any of the following legitimate purposes: (a) to facilitate the investigation, litigation and final disposition of any claims against Seller or any of his Affiliates (other than claims pursuant to this Agreement or otherwise asserted by Buyer or any of its Affiliates) or audits of Seller or any of his Affiliates; (b) for the preparation of Tax Returns and other documents and reports that Seller is required to file with Governmental Authorities; and (c) for accounting purposes; provided, that, notwithstanding the foregoing, (i) no such access shall disrupt the normal course of operations of Buyer, the Company or any of their respective Affiliates, and (ii) Buyer and its Affiliates shall not be required to allow such access if doing so (x) would violate any contract, agreement or applicable Law to which Buyer, the Company or any of their respective Affiliates is a party or is subject or (y) could result in the loss of the ability to successfully assert a privilege (including any attorney-client or work product privilege).
Section 5.11    Closing Conditions. From the Effective Date until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.
Section 5.12    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Seller (such consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that neither Buyer nor Seller shall be required to consent to any public announcement that contains the material financial terms of the transactions contemplated hereunder or any material financial information of the other party. Notwithstanding the foregoing provisions of this Section 5.12, Buyer and its Affiliates shall be permitted to (a) make any release or announcement required by the rules or regulations of any securities exchange (in which case, Buyer shall allow Seller reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance), and (b) disclose the terms of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to their Affiliates, lenders and any current or potential investor in such Person’s investment fund(s) in connection with fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such party’s business.

Section 5.13    Further Assurances; Good Faith Negotiation of Earnout Opportunity.
(a)    Following the Closing upon the request of a party, each other party shall execute and deliver, or cause to be executed and delivered, all such documents, instruments, conveyances and assurances, and shall take, or cause to be taken, at the requesting party’s expense, all such further actions as may be reasonably requested by such other party to carry out the provisions hereof on the terms herein and give effect to the transactions contemplated by this Agreement on the terms herein.
(b)    During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Buyer and the Seller shall negotiate in good faith in order to provide (whether pursuant to an amendment to this Agreement or in a separate agreement) the Seller with the opportunity to earn up to an additional $2,000,000 (the “Earnout Opportunity”) of Purchase Price based on the achievement of EBITDA (as such term is mutually agreed upon) by the U.S. Roundtables Business for the year ended December 31, 2019 equal to at least $4,200,000. Notwithstanding anything to the contrary in this Agreement, the failure to agree to the terms of an Earnout Agreement as contemplated by this Section 5.13(b) shall not be deemed to be a failure of any condition precedent to the Closing of either Buyer or Seller. The parties agree that any amounts paid pursuant to the Earnout Opportunity shall be treated as additional Purchase Price paid pursuant to this Agreement.
Section 5.14    Representation and Warranty Insurance. Buyer shall cause the R&W Insurance Policy to be issued at the Closing (in accordance with the terms of the binder thereof). The cost of the R&W Insurance Policy (including all premiums and excess lines taxes payable in connection therewith and any fees or expenses incurred by any insurance broker or underwriting insurance company in connection therewith) shall be borne by Buyer.
Section 5.15    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any real property transfer Tax and any other similar Tax, but excluding any such Taxes and fees attributable to the Restructuring (collectively, “Transfer Taxes”) shall be borne and paid 50% by Buyer and 50% by Seller when due. The Company shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer and Seller shall cooperate with respect thereto as necessary).
(b)    Seller shall prepare IRS Forms 1120S (and any comparable flow through state and local Tax Returns) for the Company for taxable periods ending on or before the Closing Date (“Seller Prepared Tax Returns”); provided that, (i) the Seller Prepared Returns shall include all forms necessary to execute the Cash-to-Accrual Method Change, (ii) the Cash-to-Accrual Method Change shall be effective in a Pre-Closing Tax Period, and (iii) the Company and Seller shall include all items of income, gain, loss, deductions, and adjustments attributable to the Cash-to-Accrual Method Change in a Pre-Closing Tax Period. All such Seller Prepared Tax Returns shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable Tax laws. To the extent any Seller Prepared Tax Return is required to be signed by an applicable officer of the Company, Seller will provide to Buyer at least ten (10) Business Days prior to the applicable due date copies of such Seller Prepared Tax Returns, which Seller Prepared Tax Returns will be subject to review and approval by Buyer prior to filing.
(c)    The Company shall prepare all other Tax Returns required to be filed following the Closing Date that relate to any taxable period ending on or before the Closing Date and any Straddle Period (collectively, the “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable Tax laws. At least fifteen (15) days prior to the date on which each such Pre-Closing Tax Return is due (including extensions), the Company shall provide such Pre-Closing Tax Return to Seller for review and comment. The Company shall incorporate all of Seller’s comments to any such Pre-Closing Tax Return to the extent such comments are consistent with prior practice of the Company and permitted by applicable Tax law. If the Company and the Seller cannot, through good-faith negotiation, resolve any disagreement over any such comment, then their disagreement shall be resolved by the Independent Accounting Firm in accordance with Section 2.05(c), mutatis mutandis. The resolution of any such dispute shall not delay the filing of any such Pre-Closing Tax Return beyond its due date (including extensions) and, following resolution of such disagreement, such Pre-Closing Tax Return shall be amended if and as necessary to conform to the resolution of such disagreement.
(d)    For purposes of this Agreement, in the case of any Taxes that are imposed on and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date will (i) in the case of any Taxes other than employment and withholding Taxes and Taxes based upon or related to income, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (a) the numerator of which is the number of days in the taxable period ending on the Closing Date and (b) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any employment or withholding Tax or any Tax based upon or related to income, sales or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.
(e)    For the avoidance of doubt, to the greatest extent permitted by applicable Law, the parties hereby acknowledge and agree that all deductible Transaction Expenses paid or deemed paid on or before the Closing Date with respect to the Company shall be treated as properly allocable to Pre-Closing Tax Periods. In furtherance thereof, the parties hereby acknowledge and agree to apply the “previous day rule” set forth in Proposed Regulations Section 1.1502-76(b)(1)(ii)(B), rather than the “next-day rule” set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), such that all deductible Transaction Expenses paid or deemed paid on or before the Closing Date with respect to the Company shall be for the account of the Company and/or the Seller, as applicable, and shall be treated as properly allocable to the Pre-Closing Tax Period. The parties hereby acknowledge and agree that, notwithstanding the foregoing, if Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(2), as opposed to Proposed Regulations Section 1.1502-76(b)(1)(ii)(B), is applicable, the effective time, for Tax purposes, of the Closing shall be 12:01 a.m. (Eastern Standard Time) on the first day following the Closing Date. The Buyer shall not, and shall not cause the Company to, claim any benefit for any deductible Transaction Expenses in a Post-Closing Tax Period; provided that, the Company shall be permitted to claim the benefit of a net operating loss carryforward, if any, from a Pre-Closing Tax Period to a Post-Closing Tax Period (including the NYC NOL Carryover) attributable to such deductible Transaction Expenses.
(f)    Seller shall be entitled to any cash Tax refunds (and any credit claimed in lieu of a cash Tax refund), including any interest included therein by the applicable taxing authority, of or relating to the Company for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), net of all reasonable and documented out-of-pocket costs and Taxes of the Company or Buyer associated with obtaining such refund (or credit in lieu thereof); provided, that Seller shall not be entitled to any refund or credit (i) arising from the carryback of any Tax loss, deduction or credit from a taxable period (or portion thereof) beginning after the Closing Date or (ii) to the extent such refund or credit was specifically reflected in the determination of Net Working Capital (as finally determined under this Agreement). In the case of a refund of Taxes relating to a Straddle Period, such refund shall be equitably apportioned to the pre-Closing portion of such Straddle Period consistent with the principles set forth in Section 5.15(b). If Buyer or any of its Affiliates receives any refund to which (or to a portion of which) Seller is entitled, Buyer shall, within fifteen (15) days of receipt or entitlement thereto, pay, or cause to be paid, the amount Seller is entitled under this Section 5.15(f) to Seller. Buyer and the Company shall, if Seller so requests in writing, reasonably cooperate within the ordinary course of the Company’s post-business practices in obtaining such refund or credit, including through the filing of amended Tax Returns or refund claims. In the event that the Company is required to repay any such refund or credit, with respect to which a payment has been made pursuant to this Section 5.15(f) to Seller to any taxing authority due to the successful challenge of such refund or credit by such taxing authority, the amount so repaid (together with any related interest and/or penalties (except to the extent that such penalties are attributable to any gross negligence, recklessness or willful misconduct of the Buyer, the Company or their Affiliates) imposed by such taxing authority with respect to such repayment) shall constitute Pre-Closing Taxes for purposes of this Agreement.
(g)    Except as otherwise required under applicable Law, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit or cause the Company to, (a) amend (or cause to be amended) or otherwise modify (or cause to be otherwise modified) any Tax Returns of the Company with respect to any Pre-Closing Tax Period; (b) file any Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period in a jurisdiction in which the Company did not previously file a Tax Return; (c) make or change any Tax election with respect to the Company that has a retroactive effect to any Pre-Closing Tax Period or Straddle Period; (d) agree to the waiver or extension of the statute of limitations relating to any Taxes of the Company for any Pre-Closing Tax Period or Straddle Period; (e) initiate any voluntarily disclosure process or agreement with any taxing authority on behalf of the Company with respect to any Pre-Closing Tax Period or Straddle Period or Taxes attributable to any Pre-Closing Tax Period or Straddle Period; (f) surrender any right to claim a material refund of Taxes of the Company with respect to any Pre-Closing Tax Period or Straddle Period; or (g) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment that relates in whole or in part to any Pre-Closing Tax Period or Straddle Period.
(h)    All tax-sharing agreements or similar agreements (other than Non-Tax Agreements) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i)    The Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and Seller, as the case may be, shall allow the other Party to take possession of such books and records.
(j)    For federal income Tax purposes, acquisition of the Acquired Shares is intended to be treated (i) in part, as a contribution by the Seller to Parent of the Contributed Shares in exchange for the Rollover Interests pursuant to Section 351 of the Code (the “Section 351 Transaction”) and (ii) in part, as a sale by the Seller to the Buyer of the Purchased Shares for the Cash Purchase Price plus the Seller Mezzanine Note. The Parties acknowledge and agree that they are unaware of any facts that would prevent the Section 351 Transaction from being treated as a transaction under Section 351 of the Code, and they have taken and shall continue to take all commercially reasonably required actions in accordance therewith, including fulfilling their obligations under this Agreement and the Subscription Agreement. Unless the Parties otherwise agree in writing, none of the parties and none of their Affiliates shall take any action after the Closing Date which action would cause the Section 351 Transaction to fail to qualify under Section 351 of the Code. The Parties further agree that for all income Tax purposes, payments made pursuant to the Seller Mezzanine Note (other than amounts treated as interest for income Tax purposes) shall be reported under the installment sale method pursuant to Section 453 of the Code, unless the Seller otherwise notifies the Buyer in writing that the Seller has elected or plans to elect out of the installment sale method of reporting. The Parties each will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with this Section 5.15(j), and none of the Parties will take any position with any taxing authority or otherwise that is inconsistent with this Section 5.15(j), unless required to do so pursuant to a final “determination” as defined in Section 1313(a) of the Code. Except for transfers under Section 351(c) of the Code, Buyer represents and warranties that it does not have any knowledge that any member or equity owner has a present intention to dispose of its equity interests in Parent.
(k)    Buyer and the Company and any other Person that has a payment obligation pursuant to this Agreement shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts required to be deducted and withheld from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law relating to Taxes; provided, however, that (i) before any such deduction and withholding, Buyer shall give the Seller five (5) days prior written notice of its or the Company’s intent to deduct and withhold, and (ii) Buyer shall cooperate in good faith with the Seller in efforts to obtain reduction of or relief from such deduction and withholding. To the extent that amounts are so deducted, withheld and paid to the appropriate taxing authority, such deducted, withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
(l)    The Buyer shall pay to the Seller, any Transaction Tax Benefits realized. For this purposes, a “Transaction Tax Benefit” is the excess, if any, between (A) the New York City income Tax liability of the Buyer, the Company or their Affiliates for a Post-Closing Tax Period calculated by excluding the Reap Tax Credits and NYC NOL Carryover and (B) the New York City income Tax liability of the Buyer, the Company or their Affiliates for a Post-Closing Tax Period calculated by taking into account the Reap Tax Credits and NYC NOL Carryover. Buyer agrees to pay to the Seller, within ten (10) Business Days after the filing of the annual New York City income Tax Return, on which such Transaction Tax Benefit is claimed, an amount equal to such Transaction Tax Benefit; provided, however, that no payments shall be due or payable under this Section 5.15(l) with respect to any Transaction Tax Benefit described herein that is realized by the Company, the Buyer or any Affiliate thereof for any taxable year ending after December 31, 2024. The Buyer shall provide the Seller with a written statement of its calculation of each Transaction Tax Benefit payment, which written statement shall include the amount of Reap Tax Credits and NYC NOL Carryover utilized in the most recent Tax year and the amount of Reap Tax Credits and NYC NOL Carryover that have not yet been utilized. In the event of a dispute regarding the calculation of a Transaction Tax Benefit payment, the procedures described in Section 2.05(c) shall govern the resolution of such dispute. The Buyer shall, and shall cause the Company to, act in good faith as to Seller’s interests under this Section 5.15(l) and neither Buyer, the Company nor any of their Affiliates shall take any action that is intended to interfere with, or reasonably be expected to materially and adversely impact, the ability of the Buyer, the Company or any of their Affiliates to maximize the Transaction Tax Benefit payments described in this Section 5.15(l), except any such action that is required by applicable Law. The parties agree that any amounts paid pursuant to this Section 5.15(l) shall be treated as additional Purchase Price paid pursuant to this Agreement (except to the extent that such amounts constitute imputed interest, as determined under applicable Law).
Section 5.16    Exclusivity. From the Effective Date until the Closing, Seller shall not, and shall cause the Company and their respective Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any agreement or transaction relating to, the acquisition of any capital stock of the Company, or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction involving the Company, or that would otherwise be an alternative to the transactions contemplated by this Agreement; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Seller shall not vote the equity interests of the Company in favor of any such acquisition, regardless of the manner in which such transaction is structured. Seller shall, and shall cause the Company to: (i) immediately cease, and direct its and their respective Affiliates and its and their respective Representatives to immediately cease, any activity inconsistent with the preceding provisions of this Section 5.16; and (ii) notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any matter described in the foregoing clause (a) of this Section 5.16 (whether solicited or unsolicited).
Section 5.17    Release. Seller, on behalf of Seller and his Affiliates (excluding, for the avoidance of doubt, the Company), heirs, beneficiaries, trustees, successors and assigns (each, a

“Releaser”) hereby unconditionally releases, acquits and forever discharges the Company (as , Buyer, Parent and their equityholders and their past, present and future partners, members, owners, principals, officers, representatives, Affiliates, directors, managers, employees, counsel, agents, successors and assigns, solely in their capacities as such (each, a “Releasee”), of and from any and all contracts (other than the Transaction Documents), suit, claim, action or proceeding, liabilities and obligations (including any of the foregoing which may result from any matter in relation to which any Buyer Indemnified Party brings an indemnification claim under this Agreement) (the “Released Claims”) which such Releaser ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to or involving the Company or its businesses, in each case solely to the extent relating to the period prior to the Closing. Seller hereby represents and warrants, on behalf of Seller and each of the Releasers, that Seller has not, and none of the Releasers has, assigned or otherwise transferred any of Seller’s or such Releasers’ right or interest in or to any of the Released Claims. Seller, on behalf of Seller and each of the Releasers, hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, or participating, assisting, or cooperating (except with Buyer or the Company) in, or encouraging, assisting and/or soliciting any other Person to institute, any Released Claim against any Releasee. Notwithstanding the foregoing, nothing contained in this Section 5.17 will operate to release any Released Claims of Seller: (i) arising under or pursuant to this Agreement or any other Transaction Document; (ii) arising under or pursuant to any health or retirement plans provided by the Company in which Seller was a participant at or prior to the Closing; or (iii) for Seller’s unpaid salary or wages with respect to the pay period immediately prior to the Closing, as applicable; provided, that amounts under the foregoing clauses (ii) and (iii) have been fully accounted for in Net Working Capital as finally determined under this Agreement.
Section 5.18    Restrictive Covenants
(a)    Seller hereby acknowledges and agrees that the covenants and agreements set forth in this Section 5.18 are a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breaches the provisions of this Section 5.18. Seller further acknowledges and agrees that (i) Buyer and its Affiliates would be irreparably damaged if Seller were to breach any of the provisions of this Section 5.18 and that any such breach by Seller would result in a significant loss of goodwill by Buyer and its Affiliates in respect of the Company for which money damages would not be a sufficient remedy, (ii) the restrictions contained in this Section 5.18 are reasonable in all respects (including, with respect to the subject matter, time period and geographical area) with respect to Seller based on Seller’s contributions to the creation of the goodwill of the Company, and are necessary to protect Buyer’s interest in, and the value of the Company, as well as the goodwill inherent therein, and (iii) Seller contributed to the creation of such goodwill prior to the Closing, and is transferring all of such goodwill to Buyer pursuant to this Agreement and the transactions contemplated hereby.
(b)    Seller agrees that, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restricted Period”), Seller shall not, and shall cause his Affiliates not to, directly or indirectly:
(i)    own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that, directly or indirectly, conducts, engages or otherwise operates any Restricted Business anywhere in North America; provided, that Seller will not be in violation of the foregoing solely by reason of Seller’s ownership of less than 2% of the outstanding shares of capital stock of any corporation that is publicly traded on a national securities exchange so long as Seller has no active participation in the business of such corporation;
(ii)    induce or attempt to induce any existing or prospective client, customer, vendor, supplier, distributor, sales representative, licensee, licensor, lessor or other business relation (including insurance companies) of the U.S. Roundtables Business to cease or reduce their business with the Company or Buyer, or in any way interfere with the relationship between any such Person, on the one hand, and the Company or Buyer, on the other hand, including by inducing such Person to alter the terms of business with the Company or Buyer;
(iii)    solicit, induce or attempt to solicit or induce any Person employed by or serving as a consultant to the Company or Buyer to leave the employ or services of the Company or Buyer, or to terminate his or her employment or engagement with the Company or Buyer;
(iv)    hire any Person described in the preceding clause (iii) within twelve (12) months of the last date such Person was employed or engaged by the Company or Buyer; or
(v)    make any negative or disparaging statements or communications about the Company, Buyer or any of their respective Affiliates.
(c)    If at the time of enforcement of this Section 5.18, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.
(d)    In the event of breach by Seller of any of the provisions of this Section 5.18, money damages would be inadequate and Buyer would have no adequate remedy at Law. Accordingly, Seller agrees that, in the event of a breach or threatened breach by Seller of this Section 5.18, Buyer shall have the right, in addition to an action or actions for damages or any other rights and remedies existing in its favor, to specific performance, injunctive and/or other equitable relief (without posting a bond or other security) to enforce its rights and each of Seller’s obligations under this Section 5.18 or to prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.18. Notwithstanding anything to the contrary in this Section 5.18, the Restricted Period shall be extended with respect to Seller by the amount of time, if any, that Seller is in breach of Seller’s obligations under this Section 5.18.
(e)    The provisions of this Section 5.18 are in addition to, and not in limitation of, any other similar agreements, contracts or restrictions to which Seller is bound.
Section 5.19    Specified Shared Contracts
(a)    Commencing on the date of this Agreement and continuing thereafter, NewCo will in good faith use commercially reasonable efforts to enter into agreements with each of the counter-

parties to the Specified Shared Contracts with respect to the Spun-Out Business Services prior to Closing or promptly following Closing.
(b)    In the event that NewCo has not entered into new agreements with the counter-parties to the Specified Shared Contracts prior to Closing which new agreements allow NewCo to replace such Specified Shared Contract with respect to the conduct of the businesses relating to its pre-Restructuring lines of business, other than the U.S. Roundtables Business, that were performed by the Company with, or as part of, the Spun-Out Assets prior to Closing (the “Spun-Out Business Services”), the Company shall: (i) use commercially reasonable efforts to provide to NewCo the benefits, in all material respects, of the applicable Specified Shared Contract related to the Spun-Out Business Services; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to NewCo; and (iii) enforce at the request and expense of NewCo and for the account of NewCo, any rights of the Company arising from any such Specified Shared Contract; provided that the Company shall not be required to make any expenditure or incur any liability in connection with any such activities described in clauses (i) through (iii) above, unless reimbursed and indemnified by NewCo for the full amount of any such expenditure or liability.
(c)    To the extent NewCo is provided with the benefits received by the Company under any Specified Shared Contract with respect to the Spun-Out Business Services pursuant to Section 5.19(a), NewCo shall perform and discharge when due the obligations, and assume the liabilities, of the Company under such Specified Shared Contract with respect to the Spun-Out Business Services.
(d)    Seller, on behalf of itself and NewCo agrees that, neither Buyer nor the Company shall have any liability whatsoever to NewCo arising out of or relating to (i) the failure to obtain any consents, approvals or authorizations that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the breach, violation, acceleration or termination of any Contract as a result thereof, and (ii) the performance of any Spun-Out Business Services by the Company.
(e)    The parties further agree that: (a) NewCo will receive only the economic and operational equivalent of the Spun-Out Business Services portion of the Specified Shared Contracts, which Spun-Out Business Services portion of the Specified Shared Contracts will be determined in good faith by the board of directors of the Company; (b) NewCo will exercise control over, and responsibility for, any NewCo employee servicing such Contracts; (c) the Company will invoice the counter-parties to the Specified Shared Contracts and effect collection of money or other consideration that becomes due and payable for the Spun-Out Business Services and promptly pay over to NewCo only such money or consideration related to the Spun-Out Business Services; (d) NewCo will own all work product, Intellectual Property, data, books and records, and Claims arising solely out of the provision of the Spun-Out Business Services; (e) except as provided in the foregoing clause (d), the Company will own all other work product, Intellectual Property, data, books and records, and Claims arising out of the provision of services under the Specified Shared Contracts.
(f)    Once NewCo has entered into a new agreement the rights and obligations of the parties under this Section 5.19 shall cease with respect to such Specified Shared Contract.
(g)    The obligations of the Company under this Section 5.19 shall expire on the first anniversary of the Closing Date.

Section 5.20    VIZOR Software; Website Coordination; United Kingdom/Ireland Related Covenants.
(a)    The parties covenant and agree that, (i) the Company owns and shall retain all right, title and interest in and to the VIZOR software, including all Intellectual Property rights appurtenant thereto, and, if requested, the Seller shall cause the UK Subsidiary to assist the Company to secure, obtain, perfect, transfer, maintain, protect and enforce such rights title and interest, including execution of all necessary documentation,  and (ii) the parties shall cooperate and negotiate in good faith to enter into, at Closing or promptly following Closing (but dated effective as of the Closing Date), an agreement by and between the Company and the UK Subsidiary granting the UK Subsidiary a limited, perpetual, non-assignable, non-transferable, worldwide, royalty-free, fully-paid up license to use the VIZOR software solely as specified therein (the “VIZOR License Agreement”); provided that, for the avoidance of doubt, the VIZOR License Agreement shall provide that (x) UK Subsidiary shall not be permitted to use VIZOR other than in connection with the operation of its business in the United Kingdom and Ireland, (y) UK Subsidiary shall not be entitled to retain a copy of (or otherwise modify) the source code for the VIZOR software, and (z) UK Subsidiary shall not be entitled to access any of the Confidential Information or other data of the U.S. Roundtable Business.  Notwithstanding anything to the contrary in this Agreement, that the entry into the VIZOR License Agreement described in this Section 5.20(a) shall not be deemed to be a condition precedent to the Closing of either Buyer or Seller (i.e., neither party may refuse to consummate the transactions contemplated by this Agreement as a result of the failure to enter into the VIZOR License Agreement).
(b)    During the period commencing on the Closing Date and continuing for eighteen (18) months thereafter (the “Website Transition Period”), the Company agrees to host and support (at no cost to Seller or NewCo) the websites on which the businesses of the Spun-Out Assets are currently conducted (the “Spun-Out Sites”), and at the end of the Website Transaction Period, Seller (or NewCo on behalf of Seller) shall, at its sole cost and expense, be entitled to transfer and copy the contents of such Spun-Out Sites to a new web hosting platform (the “New Platform”) and NewCo shall retain all rights and title in such Spun-Out Sites; provided that, Seller (or NewCo on behalf of Seller) is responsible for ensuring that the New Platform is interoperable with the Spun-Out Sites and the Company shall not be liable for any issues related to the New Platform, including, without limitation, the functionality or interoperability of the New Platform with the Spun-Out Sites. Notwithstanding the foregoing, as long as Seller is utilizing commercially reasonable efforts to migrate and transition the Spun-Out Sites to the New Platform, Seller may request in a written notice delivered to Buyer up to two additional 6-month extensions of the Website Transition Period (with such extension requests not to be unreasonably withheld, conditioned or delay by Buyer).
(c)    During the period commencing on the Closing Date and continuing for a period of four (4) years thereafter, (i) Buyer agrees not to, and shall cause the Company not to, operate the Business in the United Kingdom or Ireland, and (ii) Seller agrees to cause the UK Subsidiary not to operate its business in any country or territory other than within in the United Kingdom or Ireland.

ARTICLE VI
CONDITIONS TO CLOSING
Section 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 6.02    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in writing, at or prior to the Closing, of each of the following conditions:
(a)    (i) the representations and warranties of Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications), other than the Fundamental Representations, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that expressly address matters only as of a specified date, which shall be so true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those Fundamental Representations that expressly address matters only as of a specified date, which shall be so true and correct in all respects as of that specified date);
(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by Seller prior to or on the Closing Date;
(c)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities or counterparties to the Material Contracts, as applicable, referred to in Section 6.02(c) of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked;
(d)    since the date of this Agreement there shall not have occurred a Material Adverse Effect;
(e)    Buyer shall have received each of the Closing deliverables set forth in Section 2.03(c);
(f)    Seller shall have delivered (and not revoked or otherwise rescinded) to Buyer an executed signature page of Seller to each of (i) the Subscription Agreement and (ii) a collateral agency agreement with respect to the Seller Mezzanine Note, in the form attached as Exhibit G hereto, pursuant to which the agent under the Subordinated Note Purchase Agreement shall act as collateral agent with respect to the subordinated note(s) issued thereunder and the Seller Mezzanine Note; and
(g)    the R&W Insurance Policy shall have been issued and shall be bound and in full force and effect.
Section 6.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    the representations and warranties of Buyer (disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar qualifications) contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of the date hereof and as of the Closing Date (except those representations and warranties that expressly address matters only as of a specified date, which shall be so true and correct in all respects as of that specified date) except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; and
(c)    Seller shall have received each of the Closing deliverables set forth in Section 2.03(b).
ARTICLE VII
INDEMNIFICATION
Section 7.01    Indemnification By Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including, for the avoidance of doubt, the post-Closing Company), successors and permitted assigns and each of the foregoing’s respective directors, officers, managers, members, equity holders, employees, representatives and agents (collectively, the “Buyer Indemnified Parties”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for, any and all Losses which any Buyer Indemnified Party suffers, sustains or becomes subject to (regardless of whether or not such Losses relate to any Third-Party Claim) based upon, arising out of, as a result of or by reason of, without duplication:
(a)    any inaccuracy in or breach of any of the Fundamental Representations;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation of Seller under this Agreement to be performed by Seller after the Closing; or
(c)    any Closing Indebtedness or Closing Transaction Expenses not taken into account in the determination of the Cash Purchase Price as finally determined under Article II;
(d)    the Restructuring, the Spun-Out Asset and the Liabilities arising out of such Spun-Out Assets; and/or

(e)    all Pre-Closing Taxes.
Section 7.02    Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and his Affiliates (excluding, for the avoidance of doubt, the Company), successors and permitted assigns and each of the foregoing’s respective directors, officers, managers, members, equity holders, employees, representatives and agents (collectively, the “Seller Indemnified Parties”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for, any and all Losses which any Seller Indemnified Party suffers, sustains or becomes subject to (regardless of whether or not such Losses relate to any Third-Party Claim) based upon, arising out of, as a result of or by reason of, without duplication:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation of Buyer under this Agreement to be performed by Buyer after the Closing; and/or
(c)    any Transfer Taxes which are an obligation of Buyer pursuant to Section 5.15(a).
Section 7.03    Indemnification Procedures.
(a)    Third-Party Claims. If any Indemnified Party receives notice of any Third-Party Claim for which such Indemnified Party intends to seek indemnification from another party to this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. The Indemnified Party shall tender the defense of such Third-Party Claim to the Indemnifying Party, and if the Indemnifying Party accepts such tender within fifteen (15) Business Days thereafter, then except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend and litigate such Third-Party Claim; provided that, in order for the Indemnifying Party to assume control of such defense, it shall first verify to the Indemnified Party in writing within fifteen (15) Business Days of its receipt of the applicable notice of the Third-Party Claim that the Indemnifying Party shall be fully responsible (with no reservation of any rights and without regard to any limitation set forth in this Agreement) for all liabilities and obligations relating to such Third-Party Claim and that it shall provide full indemnification to the Indemnified Party with respect to such Third-Party Claim (the “Control of Defense Conditions”); provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks injunctive relief or other form of equitable remedy; (iii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim; (iv) legal counsel to the Indemnified Party reasonably concludes that the Indemnified Party and Indemnifying Party have a conflict of interest with respect to such Third-Party Claim or that the Indemnified Party has one or more defenses not available to the

Indemnifying Party; (v) Buyer reasonably believes that the claim could have a material impact on the business operations of the Company; or (vi) the Indemnified Party is seeking recovery with respect to such Third-Party Claim under the R&W Insurance Policy. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or admit any liability with respect to, any Third-Party Claim if the Indemnified Party is not expressly and unconditionally released from all liability thereunder, or if the terms of such settlement would result in (A) the imposition of a consent, order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (B) a finding or admission of a violation of Law or the rights of any Person by the Indemnified Party, or (C) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the R&W Insurance Policy. If the Indemnifying Party assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim and has satisfied and continues to satisfy the Control of Defense Conditions, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (x) obligates the Indemnifying Party and/or the R&W Insurance Policy to pay the full amount of Losses in connection with such Third-Party Claim and (y) releases the Indemnified Party in connection with such Third-Party Claim and does not impose any restriction on the future activity or conduct of the Indemnified Party. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. The Indemnified Party shall have the right, at its own expense, to be represented by counsel and participate in any such contest, defense, litigation or settlement conducted by the Indemnifying Party in accordance with this Section 7.03(a), and if the Indemnified Party exercises such right, the parties shall cooperate in the contest, defense, litigation and settlement of the Third-Party Claim. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim if it shall fail to diligently contest the Third-Party Claim. If an Indemnified Party is entitled to indemnification against a Third-Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third-Party Claim pursuant to this Section 7.03(a), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third-Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that at least five (5) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third-Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third-Party Claim promptly following the delivery to the Indemnifying Party of itemized bills for such reasonable attorneys’ fees and other expenses.
(b)    Direct Claims. Any Claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) and for which such Indemnified Party intends to seek indemnification hereunder shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall indicate the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty- (30-) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information (subject to customary non-disclosure agreements) and assistance (including reasonable access to the Company’s personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty- (30-) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.04    Survival. The covenants and agreements contained in this Agreement to the extent required to be performed before or at the Closing shall survive the Closing and shall terminate effective immediately as of the Closing; provided that the covenants set forth in Section 5.09 shall survive the Closing for a period of twelve (12) months. The covenants and agreements contained in this Agreement to the extent required to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms. None of the representations and warranties of Seller contained in this Agreement shall survive the Closing, except that the Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) plus sixty (60) days. The representations and warranties of Buyer under this Agreement shall survive the Closing and continue in full force and effect until the twelve (12)-month anniversary of the Closing Date. Following the expiration of a representation, warranty, covenant or agreement, no action, suit, proceeding or other Claim may be initiated by any Buyer Indemnified Party or Seller Indemnified Party hereunder with respect thereto, regardless of any statute of limitations period that would otherwise apply; provided, that if a written notice of a Claim has been given in accordance with Section 7.03 prior to the expiration of the applicable representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive only as to such Claim, until such Claim has been finally resolved.
Section 7.05    Certain Limitations. The Person making a claim under this Article VII is referred to as the “Indemnified Party”, and the Person against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.01 and Section 7.02 shall be subject to the following limitations:
(a)    BUYER ACKNOWLEDGES AND AGREES, ON BEHALF OF BUYER AND EACH OTHER BUYER INDEMNIFIED PARTY, THAT, EXCEPT IN THE CASE OF FRAUD, SELLER SHALL HAVE NO DIRECT OR INDIRECT LIABILITY WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN THIS AGREEMENT (OTHER THAN THE FUNDAMENTAL REPRESENTATIONS), AND THAT NO CLAIM FOR INDEMNIFICATION BY ANY BUYER INDEMNIFIED PARTY SHALL BE ASSERTED AGAINST SELLER WITH RESPECT THERETO, EXCEPT TO THE EXTENT

SUCH CLAIM IS BASED ON FRAUD OR ANY BREACH OR INACCURACY IN ANY FUNDAMENTAL REPRESENTATION;
(b)    except in the case of Fraud, Seller shall not be liable in respect of any indemnification obligations for aggregate Losses under this Agreement in excess of an amount equal to the Purchase Price; provided, that the foregoing shall not limit any rights or remedies of any Buyer Indemnified Party under or with respect to the R&W Insurance Policy;
(c)    an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses, including to the extent such Losses are included in the calculation of Net Working Capital, Closing Indebtedness or Closing Transaction Expenses, in each case, as finally determined pursuant to Section 2.05;
(d)    for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty and the amount of any Losses that are the subject matter of a Claim for indemnification hereunder, each representation and warranty contained in this Agreement (other than Section 3.08(a)) shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty);
(e)    in the event any Indemnified Party suffers any Losses by reason of a party’s Fraud, such Indemnified Party shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, dollar limitation or otherwise);
(f)    each Indemnified Party shall, to the extent required by applicable Law, use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that may be indemnifiable hereunder; and
(g)    notwithstanding anything to the contrary in this Agreement or in the Organizational Documents of the Company, Seller shall not make any Claim for indemnification or advancement of expenses hereunder or under the Organizational Documents of the Company against any Buyer Indemnified Party by reason of the fact that Seller was a director, manager, partner, member, trustee, officer, employee, equity holder or agent (each, an “Entity Representative”) of the Company or was serving at the request of the Company as an Entity Representative of another Person (whether such Claim is for judgments, Losses, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) to the extent the Claim for indemnification or advancement of expenses arises from a Claim pursuant to which any Buyer Indemnified Party is actually entitled to indemnification from Seller; provided, that the foregoing shall not apply to remedies Seller may have under the D&O Tail Policy. Seller hereby acknowledges and agrees that he shall have no Claims or right to contribution or indemnity from any Buyer Indemnified Party with respect to any amounts paid pursuant to this Article VII.

Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.07    Exclusive Remedies. The parties hereby acknowledge and agree that, except for (a) Claims with respect to Fraud, (b) disputes under Section 2.05 (which disputes will be resolved in accordance with the dispute mechanisms set forth therein), and (c) the parties’ rights under Section 9.11, their sole and exclusive remedy with respect to any and all Claims based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article VII (other than, in the case of the Buyer Indemnified Parties, such recoveries pursuant to the R&W Insurance Policy). Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy in the case of Fraud.
ARTICLE VIII
TERMINATION
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    (A) Buyer is not then in breach of any representation, warranty, covenant or agreement that would cause Seller’s obligation to close under Section 6.03 unable to be satisfied, and (B) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that (I) would cause any of the conditions specified in Section 6.02(a) or Section 6.02(b) to not be satisfied, and (II) if capable of being cured, shall not have been cured prior to the earlier of (x) ten (10) days following Seller’s receipt of written notice thereof from Buyer, with specific reference to the alleged facts underlying such breach or failure to perform and the conclusion it would lead to such conditions not being met, and (y) the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the date which is ninety (90) days after the date hereof (such date, the “Drop Dead Date”), unless the principal cause of such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller by written notice to Buyer:
(i)    if (A) Seller is then in breach of any representation, warranty, covenant or agreement that would cause Buyer’s obligation to close under Section 6.02 unable to be satisfied, and (B) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that (I) would cause any of the conditions specified in Section 6.03(a) or Section 6.03(b) to not be satisfied, and (II) if capable of being cured, shall not have been cured prior to the earlier of (x) ten (10) days following Buyer’s receipt of written notice thereof from Seller, with specific reference to the alleged facts underlying such breach or failure to perform and the conclusion it would lead to such conditions not being met, and (y) the Drop Dead Date; or
(ii)    if any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless the principal cause of such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.
(d)    by Buyer or Seller, upon notice to the other party, in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided, however, that the party seeking to terminate pursuant to this Section 8.01(d)(ii) shall have complied with its obligations under Section 5.09 and used its commercially reasonable efforts to have any such Governmental Order vacated or lifted.
Section 8.02    Termination Procedures. If Buyer wishes to exercise its right to terminate this Agreement in accordance with the provisions of Section 8.01, it shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a detailed description of the basis on which Buyer is terminating this Agreement. If Seller wishes to exercise its right to terminate this Agreement in accordance with the provisions of Section 8.01, Seller shall deliver to Buyer a written notice stating that Seller is terminating this Agreement and setting forth a detailed description of the basis on which Seller is terminating this Agreement.
Section 8.03    Effect of Termination.
(a)    In the event of the valid termination of this Agreement in accordance with the provisions of Section 8.01: (i) subject to the following clause (ii), this Agreement shall forthwith become void and of no further force and effect; and (ii) there shall be no liability on the part of any party hereto except that, following the termination of this Agreement and the transactions contemplated hereby, nothing in this Section 8.03(a) shall relieve any party from liability for any willful and knowing material breaches of this Agreement prior to termination.
(b)    This Section 8.03 and Article IX shall survive any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Expenses. Except as otherwise provided herein (including Article II, Section 5.07 and Section 5.15), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Michael Auriemma 17111 Biscayne Blvd Apt. 710 North Miami Beach, FL E-mail: michael.auriemma@auriemma.group
with a copy to:	Venable LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21202 Attention: Brian J. O’Connor W. Bryan Rakes E-mail: bjoconnor@venable.com wrakes@venable.com
If to Buyer:	c/o Levine Leichtman Capital Partners, LLC 345 North Maple Drive, Suite 300 Beverly Hills, CA 90210 E-mail: dwolmer@llcp.com Attention: David I. Wolmer
with a copy to:	Honigman LLP 2290 First National Building 660 Woodward Avenue Detroit, MI 48226-3506 E-mail: JOpperer@honigman.com JDrouillard@honigman.com Attention: Joshua F. Opperer Jacob D. Drouillard
Section 9.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,”; (e) the word “shall” denotes a directive and obligation, and not an option; (f) references to a number of days refer to calendar days unless Business Days are specified; (g) whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (h) each definition herein shall include the singular and the plural; (i) each reference herein to any gender or neuter shall include the masculine, feminine and neuter where appropriate; and (j) the words “contract” or “agreement” mean any contract, lease, license, sublicense, indenture, note, bond, mortgage, instrument, franchise, permit, purchase order, obligation, undertaking or other commitment or arrangement, whether written or oral. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Buyer and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.06    Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. In the event of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement will control.
Section 9.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties; provided, that Buyer may, without the prior consent of Seller, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign any or all of its rights and interests hereunder to its lenders as collateral security, and (c) assign any or all of rights, interests or obligations hereunder to a bona fide third party acquirer of all or substantially all of the assets of Buyer (provided that in the case of clause (a) or (b), Buyer shall remain responsible for the performance of its obligations hereunder).

Section 9.08    No Third-Party Beneficiaries. Except (a) with respect to the Officers, as provided in Section 5.07, and (b) with respect to the Buyer Indemnified Parties and Seller Indemnified Parties, as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of Buyer and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of State of New York or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION, PROCEEDING OR OTHER CLAIM ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL ONLY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, PROCEEDING OR OTHER CLAIM. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, PROCEEDING OR OTHER CLAIM BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, PROCEEDING OR OTHER CLAIM IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, PROCEEDING OR OTHER CLAIM BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH

PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
Section 9.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.12    Counterparts. This Agreement may be executed counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.13    Attorney-Client Privilege; Continued Representation. Buyer and Seller hereby acknowledge that Venable LLP has acted as counsel to the Company and Seller with respect to the transactions contemplated by this Agreement. The following provisions in this Section 9.13 apply to the attorney-client relationship between (a) the Company and Venable LLP prior to the Closing, (b) Seller and Venable LLP prior to the Closing, and (c) Seller and Venable LLP following the Closing. Each party hereby agrees that (i) it (for itself or on behalf of the Company after Closing) will not seek to disqualify Venable LLP based solely on its past representation of the Company from acting and continuing to act as counsel to Seller or any of his Affiliates in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement; (ii) Seller has a reasonable expectation of privacy with respect to his and the Company’s communications (including any email communications using the Company’s email system) with Venable LLP occurring prior to Closing to the extent that such communications concern the transactions contemplated herein and were confidential between the Company and Venable LLP when made (the “Privileged Communications”); (iii) Seller (and, following the Closing, not Buyer or any of its Affiliates, including the Company) shall have access to the Privileged Communications and such Privileged Communications are hereby expressly assigned to and, after the Closing, controlled by Seller; (iv) Buyer and, after the Closing, the Company, shall be prohibited from making use of the Privileged Communications; and (v) the files generated and maintained by Venable LLP as a result of its representation of the Company or Seller in connection with this Agreement and the transaction contemplated hereunder shall be and become the exclusive property of Seller.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER
By: /s/ Michael Auriemma Name: Michael Auriemma

BUYER ROUNDTABLE ACQUISITION, LLC
By: /s/ David I. Wolmer Name: David I. Wolmer Title: Authorized Person

Signature Page to Stock Contribution and Purchase Agreement